Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNITED THERAPEUTICS CORPORATION,

MORPHEUS SUBSIDIARY INC.

and

MIROMATRIX MEDICAL INC.,

dated as of

October 29, 2023

(Continued)

iii

(Continued)

Annex I	Offer Conditions
Exhibit A	Form of CVR Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 29, 2023, by and among United Therapeutics Corporation, a Delaware public benefit corporation (“Parent”), Morpheus Subsidiary Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Miromatrix Medical Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.3.

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be extended and amended from time to time, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) at a price per Share of (i) $3.25 (the “Cash Consideration”) in cash, without interest and less any required withholding Tax, plus (ii) one contractual contingent value right (each, a “CVR”), which shall represent the right to receive the Milestone Payment upon the achievement of the Milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, without interest and less any required withholding Tax (the Cash Consideration plus one CVR, or any higher amount per Share paid pursuant to the Offer, collectively, the “Offer Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be governed by and effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”), and shall be effected as soon as practicable following the consummation of the Offer;

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared the Agreement advisable;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the CVR Agreement, (iii) resolved that the Merger shall be governed by Section 251(h) of the DGCL, and (iv) resolved to make the Company Board Recommendation (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain directors and executive officers of the Company are entering into tender and support agreements (the “Support Agreements”), pursuant to which each such Person has agreed, among other things, to tender all of the Shares held by such Person in the Offer;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Acceptance Time, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a contingent value rights agreement substantially in the form attached hereto as Exhibit A (subject to changes permitted by Section 6.13) (as amended from time to time, the “CVR Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE OFFER

Section 1.1             The Offer.

(a)            Provided that this Agreement shall not have been terminated in accordance with Article VIII and the conditions set forth in clauses (b)(i), (ii), (iii), (iv)(A) and (iv)(B) of Annex I hereto shall have been satisfied, as promptly as reasonably practicable, and in any event within ten Business Days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Annex I hereto) and (ii) the satisfaction, or waiver by Merger Sub or Parent, of each of the other conditions set forth in Annex I hereto (together with the Minimum Condition, the “Offer Conditions”), and the terms and conditions hereof. Parent and Merger Sub expressly reserve the right, in their sole discretion, to (A) increase the Offer Consideration, (B) waive any Offer Condition (other than the Minimum Condition), or (C) modify any of the other terms or conditions of the Offer, except that, without the prior written consent of the Company, Parent and Merger Sub shall not (1) reduce the amount of the Cash Consideration or the amount of the Milestone Payment (provided, for the avoidance of doubt, that any increase in required withholding Tax due to changes in applicable Law shall not be considered a reduction to the Offer Consideration), (2) impose conditions to the Milestone Payment in addition to the conditions set forth in the form of CVR Agreement (or modify any of the conditions to the Milestone Payment set forth in the CVR Agreement in a manner adverse to holders of CVRs in their capacity as such), (3) change the form of consideration payable in the Offer (other than by adding consideration), (4) reduce the number of Shares subject to the Offer, (5) waive, amend or change the Minimum Condition, (6) impose conditions to the Offer in addition to the Offer Conditions, (7) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (8) modify any Offer Condition set forth in this Agreement in a manner adverse to the holders of Shares (in their capacity as such).

6

(b)            The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. (New York City time), on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following (and including the day of) the commencement of the Offer (such expiration date and time, the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article VIII: (i) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for any period to the minimum extent required by any Law, or any interpretation or position of the Securities and Exchange Commission (“SEC”), the staff thereof or the Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; (ii) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Merger Sub or Parent and has been waived), Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of between five and ten Business Days per extension (or such other period as the parties hereto may agree), to permit such Offer Condition to be satisfied; and (iii), if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Merger Sub or Parent and has been waived), at the written request of the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for additional periods specified by the Company of between five and ten Business Days per extension (or such other period as the parties hereto may agree), to permit such Offer Condition to be satisfied; provided, that (1) if, as of any Expiration Date, all Offer Conditions, other than the Minimum Condition, have been satisfied or waived by Parent or Merger Sub in accordance with the terms of this Agreement, neither Parent nor Merger Sub shall be required to extend the Offer on more than three occasions, but may elect to do so with the Company’s prior written consent and (2) in no event shall Parent or Merger Sub (x) be required to extend the Offer beyond the earlier to occur of (i) the valid termination of this Agreement in accordance with Article VIII and (ii) March 29, 2024 (the “Outside Date”, and such earlier occurrence, the “Extension Deadline”) or (y) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Nothing in this Section 1.1(b) shall be deemed to impair, limit or otherwise restrict in any manner the right of the parties hereto to terminate this Agreement pursuant to and in accordance with the terms of Article VIII.

(c)            Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all of the Offer Conditions, Merger Sub will accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date, provided, that with respect to Shares validly tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL), Merger Sub shall be under no obligation to make any payment for such Shares pursuant to the Offer unless and until such Shares are so received.

7

Section 1.2             Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.2. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3             Company Actions.

(a)            The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Company Board Recommendation (unless the Company Board has made an Adverse Recommendation Change in compliance with Section 6.2(b)).

(b)            As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Schedule TO that is part of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger shall be governed by Section 251(h) of the DGCL, contain the Company Board Recommendation (unless the Company Board has made an Adverse Recommendation Change in compliance with Section 6.2(b)) and include the notice to holders of Shares of appraisal rights in connection with the Merger required by Section 262 of the DGCL. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law and Section 262 of the DGCL. Parent and Merger Sub shall promptly supply the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Merger Sub required under the Exchange Act to be included in the Schedule 14D-9 or reasonably requested in connection with any action contemplated by this Section 1.3(b). Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

8

(c)            In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent and Merger Sub with a list of the Company’s stockholders, mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, in each case, accurate and complete (except for de minimis inaccuracies) as of the most recent practicable date, and shall provide Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents or representatives may reasonably request in communicating the Offer to the record and beneficial holders of Shares. The date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”. The Company Board shall set the record date for the Company’s stockholders entitled to receive the notice of appraisal rights contemplated by Section 262(d)(2) of the DGCL as the same date as the Stockholder List Date.

(d)            The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares irrevocably accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Article II
THE MERGER

Section 2.1             The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 2.2             Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable following (but in any event within two Business Days after) the Acceptance Time, except if any of the applicable conditions set forth in Article VII shall not be satisfied or, to the extent permitted by applicable Law, waived as of such date, in which case, on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3             Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 2.4             Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall continue, and those of Merger Sub shall vest, in the Surviving Corporation, and all debts, liabilities and duties of the Company shall remain, and those of Merger Sub shall become, the debts, liabilities and duties of the Surviving Corporation.

Section 2.5             Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

9

Section 2.6             Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger and without any further action on the part of any Person, be amended and restated so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)            At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

(c)            For the avoidance of doubt, such amendments to the Company’s certificate of incorporation and bylaws shall not adversely affect any rights to indemnification existing in favor of Company Indemnified Persons, as set forth in Section 6.8.

Section 2.7             Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8             Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1             Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)            Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive the Offer Consideration.

(b)            Each Share that (i) is held in the treasury of the Company, (ii) was irrevocably accepted for purchase in the Offer or (iii) was owned at the commencement of the Offer by Merger Sub, Parent, or any direct or indirect wholly-owned Subsidiary of the Company, Merger Sub or Parent ((i), (ii) and (iii) collectively, the “Excluded Shares”), shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

10

(c)            As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Offer Consideration therefor upon the surrender of such Shares in accordance with Section 3.3 or, with respect to Dissenting Shares, only those rights set forth in Section 3.6.

(d)            Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)            If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Offer Consideration shall be equitably adjusted (including, for the avoidance of doubt, any terms of the CVR Agreement required to be changed to implement such equitable adjustment) so as to provide the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2             Treatment of Options and Other Equity-Based Awards.

(a)            At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is less than the amount of the Cash Consideration (each, an “In-the-Money Option”), shall be cancelled and converted into the right to receive (i) an amount in cash (without interest and less any required withholding Tax) equal to the product of (A) the excess of the amount of the Cash Consideration over the exercise price per Share of such In-the-Money Option and (B) the number of Shares subject to such In-the-Money Option (without regard to vesting), and (ii) a number of CVRs equal to the number of Shares subject to such In-the-Money Option immediately prior to the Effective Time (without regard to vesting).

(b)            At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, a “Contingent-In-the-Money Option”), shall be cancelled and converted into the right to receive a number of CVRs equal to the number of Shares underlying such Contingent-In-the-Money Option; provided, that the payment, if any, under each CVR shall be reduced by the amount by which the exercise price per Share exceeds the amount of the Cash Consideration; provided, further that, for the avoidance of doubt, the cancellation of such Contingent-In-the-Money Option shall not entitle the holder thereof to receive any Cash Consideration at the Effective Time.

11

(c)            At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR (each, an “Out-of-the-Money Option”), shall be cancelled for no consideration.

(d)            At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled and automatically convert into the right of the holder thereof to receive, for each Share underlying such Company RSU (without regard to vesting), (x) the Cash Consideration (without interest and less any required withholding Tax) and (y) one CVR.

(e)            To the extent permitted by its terms, (i) each Company Warrant that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is less than the amount of the Cash Consideration, shall be treated in the same manner as each In-the-Money Option is treated under Section 3.2(a), (ii) each Company Warrant that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, shall be treated in the same manner as each Contingent-In-the-Money Option is treated under Section 3.2(b), and (iii) each Company Warrant that is outstanding immediately prior to the Effective Time, and which has an exercise price per Share that is greater than or equal to the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR, shall be treated in the same manner as each Out-of-the-Money Option is treated under Section 3.2(c), in each case, including with respect to the form of consideration that may be payable, if any. The Company shall use reasonable best efforts to (i) take all such actions, including securing consents or amendments, as may be reasonably necessary to provide for such treatment of Company Warrants or (ii) otherwise secure the termination of such Company Warrants at or prior the Effective Time (provided, that Parent’s consent shall be required for the payment of any consideration with respect to such termination that differs from the consideration (including with respect to form) that would be payable if the applicable Company Warrants were treated in the same manner as each Company Stock Option is treated under Section 3.2(a), (b) or (c), as applicable).

(f)            Promptly after the Effective Time (but in any event no later than the second regularly scheduled payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or its Affiliate to, (i) pay the holders of the In-the-Money Options and Company RSUs the cash payments described in Section 3.2(a) and 3.2(d), respectively, through Parent’s or the Surviving Corporation’s or an Affiliate’s payroll system (or, for individuals who are not current or former employees of the Company, directly to such individuals) and (ii) cause the Rights Agent to issue to the holders of the In-the-Money Options, Contingent-In-the-Money Options, and Company RSUs the CVRs described in the CVR Agreement and Sections 3.2(a), 3.2(b), and 3.2(d), respectively.

12

(g)            Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and Company RSUs setting forth such holder’s rights pursuant to the respective Company Stock Plan, stating that, at the Effective Time, such Company Stock Options and Company RSUs, as applicable, shall be treated in the manner set forth in this Section 3.2.

(h)            The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or Company RSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the consideration (if any) contemplated by Sections 3.2(a) through 3.2(d), as applicable, in cancellation and settlement thereof.

Section 3.3             Exchange and Payment.

(a)            Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a paying agent, bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay (i) the aggregate Cash Consideration and (ii) the aggregate cash consideration payable pursuant to Section 1.1(c) (such cash, the “Payment Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement or by the Rights Agent. Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.1(c) and this Article III.

(b)            As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of (i) Shares represented by an outstanding certificate or certificates (“Certificates”, and such Shares, “Certificated Shares”) or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”), who in each case, was entitled to receive the Offer Consideration in respect thereof pursuant to Section 3.1(a), (A) in the case of holders of record of Certificated Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and instructions for use in effecting the surrender of such Certificates pursuant to such letter of transmittal, and (B) in the case of holders of record of Book-Entry Shares, customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of Certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange for the Shares formerly represented by such Certificate or Book-Entry Shares, the Offer Consideration for each such Share, and such Certificates and Book-Entry Shares shall forthwith be cancelled and of no further effect. No interest will be paid or accrue for the benefit of holders of Certificated Shares or Book-Entry Shares on the Offer Consideration.

13

(c)            If payment of the Offer Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) such Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer or that such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of the payment of the Offer Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or (B) established to the satisfaction of Parent that such Taxes are not applicable.

(d)            Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Offer Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e)            All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)            The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in mutual funds investing in such assets. Any interest or other income resulting from such investment shall be for the benefit of, and paid to, Parent, upon demand; provided that no such investment or losses thereon shall affect the Offer Consideration payable to the holders of Shares or, if applicable, CVRs, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Shares to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article III.

14

(g)            Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of (i) Shares irrevocably accepted for purchase in the Offer and (ii) Certificates or Book-Entry Shares one year after the Effective Time (or, in the case of the Milestone Payment (and solely with respect to any portion of the Payment Fund (together with the applicable portion of any interest or other income earned thereon) that relates to the Milestone Payment), one year after the Milestone Payment Date) shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of (i) Shares irrevocably accepted for purchase in the Offer or (ii) Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to Parent and the Surviving Corporation as general creditors thereof for payment of the Offer Consideration (subject to abandoned property, escheat or other similar Laws), without any interest thereon.

(h)            None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent), free and clear of all claims or interest of any Person previously entitled thereto.

(i)             If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate the Offer Consideration payable in respect thereof pursuant to this Agreement.

(j)             Any portion of the Offer Consideration made available to the Paying Agent pursuant to Section 3.3(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.6 shall be returned to Parent, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 3.3 or otherwise to deposit with the Paying Agent any cash to pay Offer Consideration with respect to Shares as to which the holder thereof has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

Section 3.4             Nature of CVRs. Each CVR (a) is an integral part of the Offer Consideration, (b) does not represent an equity or ownership interest in the Surviving Corporation, Parent or any other Person or business, (c) does not entitle any Person to any rights (including voting, dividend or other rights or any right to continued employment) other than the right to receive the Milestone Payment as and to the extent provided in this Agreement and the CVR Agreement, (d) does not accrue interest, (e) will not be represented by any form of certificate or instrument, (f) is not assignable or transferable, except in the limited circumstances set forth in the CVR Agreement, and (g) is not a “security” within the meaning of the Securities Act or any other Law (and, accordingly, not subject to registration under the Securities Act, the Exchange Act, state “blue sky” Laws, or any other securities Laws). For the avoidance of doubt, Parent is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to the potential Milestone Payment before it is due.

15

Section 3.5             Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent, the Rights Agent and any Affiliates of the foregoing, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs, Company Warrants or otherwise pursuant to this Agreement or the CVR Agreement such amounts as it reasonably determines may be required to be deducted or withheld under any provision of applicable Law. To the extent that amounts are so deducted or withheld, all such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Section 3.6             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Offer Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Offer Consideration in accordance with Section 3.1(a). The Company shall provide prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

Section 3.7             Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Parent, in the name of the Company and otherwise) to take such action.

16

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as and to the extent disclosed in any Company SEC Document filed with the SEC on or after January 1, 2022 and publicly available at least two calendar days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), it being understood that nothing disclosed in any Company SEC Document shall be deemed to be a qualification of or modification to the representations and warranties in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Subsidiaries), Section 4.4 (Authority), Section 4.9(a) (Absence of Certain Changes or Events), Section 4.22 (State Takeover Statutes), Section 4.28 (Brokers), or Section 4.29 (Opinion of Financial Advisor); or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure in the Company Disclosure Letter shall qualify the corresponding section or subsection of this Article IV and each other section or subsection as to which the relevance of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1             Organization, Standing and Power.

(a)            Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws (or comparable organizational documents).

Section 4.2             Capital Stock.

(a)            The authorized capital stock of the Company consists of 190,000,000 Shares and 10,000,000 shares of undesignated preferred stock, par value $0.00001 per share (the “Company Preferred Stock”). As of the close of business on October 27, 2023 (the “Measurement Date”), (i) 27,419,228 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 7,001,255 Shares were reserved for issuance pursuant to the Company Stock Plans (including 3,918,686 Shares subject to outstanding Company Stock Options and 465,596 Shares subject to outstanding Company RSUs), and (v) 476,000 Shares were reserved for issuance upon exercise of outstanding Company Warrants. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) except for transfer restrictions of general applicability under applicable securities Laws. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise or settlement, as applicable, of Company Warrants, Company Stock Options or Company RSUs, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, transfer, redemption, repurchase or disposition of any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

17

(b)            Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, Company RSUs, and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing outstanding Company Stock Options, the forms of all restricted stock unit agreements evidencing outstanding Company RSUs and the forms of all warrants evidencing (and any agreements governing) outstanding Company Warrants. All Company Stock Options can be cancelled by the Company without the award holder’s consent upon the consummation of the Merger (including any options that have an exercise price equal to or greater than the Offer Consideration, and therefore with respect to which no payment will be made in connection with such cancellation).

Section 4.3             Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any obligation to form, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Neither the Company nor any of its Subsidiaries (i) has, or at any time has had, any operations outside of the United States or (ii) generates, or at any time has generated, any revenues from Persons outside of the United States.

18

Section 4.4            Authority.

(a)            The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger, the CVR Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the CVR Agreement, and resolving that the Merger shall be governed by Section 251(h) of the DGCL, and (iii) resolving to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2.

(c)            Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.5             No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of, or other action by, any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other legally binding contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of Nasdaq applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

19

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of Nasdaq, (iv) such filings and approvals (if any) as may be required under any Antitrust Law and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6             SEC Reports; Financial Statements.

(a)            The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since June 23, 2021 (the “IPO Date”) (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing or furnishing dates (or, if amended or superseded by a document subsequently filed or furnished prior to the date of this Agreement, then on the date such document was filed or furnished), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

20

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the IPO Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

(d)            The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

21

(e)            Since the IPO Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)             As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing review or outstanding SEC comment or investigation.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)            The Company is listed on Nasdaq and is in compliance in all material respects with the rules and regulations of Nasdaq, in each case, that are applicable to the Company.

(i)             No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7             No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, fixed or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited balance sheet of the Company as of June 30, 2023 (the “Latest Balance Sheet Date”) included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on August 14, 2023 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law, or relates to any cause of action, claim or lawsuit), (c) for liabilities not in excess of $100,000 individually or $500,000 in the aggregate, (d) for liabilities for performance of obligations of the Company or any of its Subsidiaries under a Material Contract listed on Section 4.16 of the Company Disclosure Letter (other than resulting from any breach or acceleration thereof), and (e) for liabilities incurred in connection with the negotiation of and entry into this Agreement.

22

Section 4.8             Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times that such Offer Documents are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9            Absence of Certain Changes or Events.

(a)            Since December 31, 2022, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)            Since the Latest Balance Sheet Date, except for discussions, negotiations and activities related to this Agreement: (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice; (ii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.10           Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement. There is no material Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

23

Section 4.11           Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since January 1, 2020 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. Neither the Company nor any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders, registrations, clearances and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and each such Permit is in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with each such Permit. The consummation of the transactions contemplated hereby will not result in the revocation, non-renewal, adverse modification or cancellation of any such Permit.

Section 4.12           Benefit Plans.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all plans, contracts, programs, agreements or arrangements (including any employment contracts) providing for stock purchase, stock option, phantom stock or other equity-based plans, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, programs and arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service or any successor agency (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, (iv) for the three most recent years, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information, and (v) any non-routine correspondence with any Governmental Entity since January 1, 2020.

24

(b)            Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to, or has any current direct or contingent liability with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) any other defined benefit pension plan.

(c)            With respect to the Company Plans:

(i)            each Company Plan has complied in all material respects with its terms and in form and in operation with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act and all other applicable legal requirements;

(ii)            all contributions required to be made under the terms of any Company Plan or applicable Law have been timely made;

(iii)           each Company Plan intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv)           there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v)            none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

25

(vi)           the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(vii)          none of the Company Plans currently provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii)         with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(ix)            the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)            Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that could reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

26

(e)            Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has complied in form and operation with the requirements of Section 409A of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or 4999 of the Code)) or interest or penalty related thereto.

Section 4.13           Labor Matters.

(a)            During the preceding three years, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation and affordability coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any collective labor dispute, work stoppage, work slowdown, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)            No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement, trade union agreement, employee representation agreement or other similar labor agreement. To the knowledge of the Company, in the past three years, there has not been any activity on behalf of any labor or trade union, labor organization or other employee representative group to organize any employees of the Company or any of its Subsidiaries. There are no, and in the past three years there have been no, (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representation claims or petitions are threatened, or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)            To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

27

(d)            During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(e)            During the preceding three years, each person employed by the Company or any Subsidiary was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable Law.

(f)            Except as set forth in Section 4.13(f) of the Company Disclosure Letter, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, and there has been no such claim in the past three years.

(g)            Except as set forth in Section 4.13(g) of the Company Disclosure Letter, (i) the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party, and (ii) the transactions contemplated by this Agreement do not require any approval of or consultation with any labor union, works council or other representative of employees.

(h)            Since January 1, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been filed or, to the knowledge of the Company, initiated or threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their employees or any independent contractor.

28

(i)              Except as set forth in Section 4.13(i) of the Company Disclosure Letter, since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any material adverse employment action with respect to any employees of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any Tax credits or deferred any Taxes thereunder or (iii) experienced any material employment-related liability.

(j)              Section 4.13(j) of the Company Disclosure Letter contains a true and accurate list, as of the date of this Agreement, of the Company’s and its Subsidiaries’ employees including job title, base compensation, target cash and/or equity-based bonus opportunity, date of continuous employment, employing entity, Fair Labor Standards Act classification, and accrued vacation.

Section 4.14           Environmental Matters.

(a)            Currently, and at all times since January 1, 2020, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all material Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given rise to, or would reasonably be expected to give rise to, any material remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in material violation of, or materially liable under, any Environmental Law; (v) none of the Company or any of its Subsidiaries has disposed of, arranged to dispose of, Released or transported any Hazardous Substance in material violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law; (vi) to the Company’s knowledge, no other Person has disposed of, arranged to dispose of, Released or transported any Hazardous Substance on, at, under or from any current or former properties or facilities owned, leased, operated or controlled by the Company or any of its Subsidiaries in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability to the Company or any of its Subsidiaries under any Environmental Law; (vii)  to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any current or former properties or facilities owned, leased, operated or controlled by the Company or any of its Subsidiaries in amount or condition that has resulted in, or would reasonably be expected to result in, material liability to the Company or any of its Subsidiaries under any Environmental Law; (viii) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any material liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (ix) the Company has made available to Parent all material audits and reports pertaining to compliance with any Environmental Law, including all “Phase I,” “Phase II” or other environmental investigation reports, that are within the Company’s possession or control, related to any property ever owned, leased, or operated by the Company.

29

(b)            As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or natural resources or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, Hazardous Substances.

(c)            As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum and petroleum products (including crude oil and any fractions thereof), polychlorinated biphenyls, per-and polyfluoroalkyl substances, radioactive materials and friable asbestos.

(d)            As used herein, “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

Section 4.15           Taxes.

(a)             (i) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed (taking into account any valid extensions of time within which to file such Tax Returns), (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns), and (iv) and the most recent financial statements contained in the Company SEC Documents reflect a reserve in accordance with GAAP for all income and other material Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements.

(b)            There are no material audits, examinations, assessments or other proceedings contemplated, proposed, threatened, pending or in action in respect of any Taxes of the Company or any of its Subsidiaries.

(c)            No claim has been made by a Governmental Entity in writing in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns of a certain type that the Company or such Subsidiary is or may be subject to taxation of such type by that jurisdiction. The Company and each of its Subsidiaries has at all times been exclusively resident for all Tax purposes in its jurisdiction of incorporation.

30

(d)            Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations or agreed to any extension of time with respect to the assessment or collection of any material Tax, (ii) is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of no longer than six months that have been obtained automatically from the applicable Governmental Entity consistent with past practice, or (iii) granted any power of attorney with respect to Taxes that will be in effect after the Closing.

(e)             The Company and each of its Subsidiaries have (i) duly withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (ii) complied in all material respects with all tax information reporting requirements.

(f)             Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution or exchange intended to qualify as a transaction to which Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law) applies.

(g)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(h)            Neither the Company nor any of its Subsidiaries (i) is a party to (A) any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into the ordinary course of business and not primarily related to Taxes), (B) any tax receivable agreement or arrangement, or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), by reason of joint, several, transferee or successor liability, by operation of Law, or otherwise.

(i)              Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(j)             There are no material Liens for any Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens described in clause (i) of the definition thereof.

(k)             The Company and each of its Subsidiaries has materially complied with the record maintenance requirements under Section 482 of the Code and similar provisions of non-U.S. Law.

31

(l)              Neither the Company nor any of its Subsidiaries is or will be required to include any amounts in income or exclude any items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in method of accounting occurring prior to the Closing, including by reason of application of Section 481 of the Code (or an analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction entered into prior to the Closing; (iii) any prepaid amount, advance payment, or deferred revenue received or accrued on or prior to the Closing; (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (v) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code; (vi) the application of Sections 702, 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) or any “gain recognition agreement” pursuant to Section 367 of the Code; or (vii) the application of any Pandemic Response Law.

(m)            Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)            Neither the Company nor any of its Subsidiaries (i) has received or sought any benefit or relief with respect to Taxes pursuant to a Pandemic Response Law, (ii) is subject to a Tax holiday, Tax incentive or grant (or any or similar or analogous arrangement with any Governmental Entity) in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement, or (iii) purchased or sold (or entered into any agreement or arrangement to purchase or sell), or sought payment in respect of, any Tax credit pursuant to Section 6417 or 6418 of the Code.

(o)            For U.S. federal and, if applicable, state, local and non-U.S. Tax purposes, (i) the Company is, and has been since its formation, classified as a corporation, and (ii) each Subsidiary is, and has since its formation been, classified as set forth on Section 4.15(o) of the Company Disclosure Letter.

Section 4.16           Contracts.

(a)             Section 4.16 of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound:

(i)             any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)            any Contract that (A) limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, (B) contains exclusivity obligations or otherwise restricts the right of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to solicit or hire any Person, or (C) grants to the other party or any third Person “most favored nation” status or other special discount rights, any call or put option, right of first refusal, right of first offer, right of first negotiation or any similar preferential right;

32

(iii)           any Contract with respect to the formation, creation, operation, management or control of a joint venture, collaboration, partnership, or other similar agreement or arrangement with the Company or any of its Subsidiaries (other than with respect to any wholly-owned Subsidiary of the Company);

(iv)           any Contract relating to or evidencing Indebtedness in excess of $100,000 (whether incurred, assumed, guaranteed, or secured by any asset) of the Company or any of its Subsidiaries (excluding loans to wholly-owned Subsidiaries in the ordinary course of business);

(v)            any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $100,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)           any Contract pursuant to which the Company or any of its Subsidiaries made or received, or is reasonably expected to make or receive, aggregate payments of more than $100,000 in any fiscal year commencing with fiscal year 2023 or over the remaining term of such Contract;

(vii)          any Contract that relates to the research, testing, clinical trial, development, commercialization, pricing, sale, distribution, marketing, importation, exportation, supply, license, collaboration, co-promotion or manufacturing of any product or product candidate (or any component thereof) of the Company or any of its Subsidiaries;

(viii)         any Contract with an organ procurement organization, or with a contract research organization, contract laboratory, or other provider of clinical trial, preclinical research and development, or related services;

(ix)            any Contract with any consultant of the Company or any of its Subsidiaries (except such Contracts that are terminable by the Company for convenience with 30 days’ prior written notice or less);

(x)             any Contract pursuant to which the Company or any of its Subsidiaries (A) has continuing indemnification or guarantee obligations that will result (or would reasonably be expected to result) in payments in excess of $100,000, (B) has continuing “earn-out”, milestone or other contingent payment obligations, or (C) is obligated to make royalty payments to any Person;

(xi)            any Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any right to use any Intellectual Property, whether by way of a license, covenant not to sue or otherwise, except for (A) non-exclusive licenses to the Company or any of its Subsidiaries of commercially available, off-the-shelf software in object code form or (B) non-exclusive licenses by the Company or any of its Subsidiaries of any Owned IP granted to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

33

(xii)           any Contract that provides for any standstill or similar obligations with respect to the acquisition of securities of another Person;

(xiii)          any Contract that obligates the Company or any of its Subsidiaries to make any capital contribution or expenditure in an amount in excess of $100,000 following the date of this Agreement that is not terminable by the Company or applicable Subsidiary upon notice of ninety (90) days or less without penalty;

(xiv)          any Contract not entered into in the ordinary course of business consistent with past practice with a Related Party;

(xv)           any Contract with any Governmental Entity or university;

(xvi)          any Contract with a Top Supplier;

(xvii)         any Real Property Lease; and

(xviii)        any settlement agreement that (i) restricts the Company or any of its Subsidiaries’ conduct in any material respect or (ii) obligates the Company or any of its Subsidiaries to make payments in excess of $100,000 following the date of this Agreement.

Each contract of the type described in clauses (i) through (xviii) is referred to herein as a “Material Contract.”

(b)            (i) Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent (or publicly filed as exhibits to the Company SEC Documents) true, correct and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17           Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default, or has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or which would permit termination or modification of, such policy. No written notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. There is no material claim pending under any insurance policy of the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

34

Section 4.18           Properties.

(a)             Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)            Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”). The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use and necessary in connection with the business of the Company and its Subsidiaries as currently conducted.

(c)            The Company or one of its Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens (except for Permitted Liens). The Company has made available to Parent copies of all leases, subleases, or licenses, and all material amendments thereto and modifications thereof, with respect to the occupancy of the Leased Real Property by the Company or one of its Subsidiaries (each, a “Real Property Lease”).

(d)            Each of the Company and its Subsidiaries has complied with the terms of all Real Property Leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Provided any landlord consents as may be set forth on Section 4.18(d) of the Company Disclosure Letter are obtained, all Real Property Leases, unless expired, shall remain valid and binding and in full force and effect in accordance with their terms following the Effective Time (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(e)            The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all material tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

35

Section 4.19           Intellectual Property.

(a)             Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, issued Patents, registered Domain Names and registered Copyrights, including any pending applications to register any of the foregoing, in each case, included in the Owned IP (collectively, “Company Registered IP”). All Company Registered IP (other than patent applications or applications to register trademarks) is valid and subsisting and, to the knowledge of the Company, enforceable. No Company Registered IP is or has been involved in any interference, reissue, reexamination, opposition, or cancellation proceeding and no such action is or has been threatened in writing with respect to any of the Company Registered IP. Neither the Company nor any of its Subsidiaries has received any written claims asserting the invalidity, misuse or unenforceability of, or challenging the ownership of, inventorship of or right to use, any of the Company Registered IP.

(b)            The Company or one of its Subsidiaries exclusively (except as set forth on Section 4.19(b)(i) of the Company Disclosure Letter) owns, free and clear of any and all Liens (other than Permitted Liens), the Owned IP. The Owned IP, together with the Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to a valid, written license agreement and used by the Company or such Subsidiary within the scope of such license (the “Licensed IP”), constitutes all the Intellectual Property that is necessary for or used in the operation of the respective businesses of the Company and its Subsidiaries as such businesses are currently conducted. Except as set forth in the agreements listed on Section 4.19(b)(ii) of the Company Disclosure Letter, the Owned IP is fully assignable by the Company and its Subsidiaries to any Person, without payment, consent of any Person or other condition or restriction. Except as set forth on Section 4.19(b)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries are not party to any agreement that confers upon any Person, other than the Company or its Subsidiaries, any ownership right with respect to any Intellectual Property. All Persons that have contributed to the creation, invention, modification or improvement of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, in whole or in part, have signed valid, written agreements pursuant to which such Persons have assigned all Intellectual Property in such contributions to the Company or one of its Subsidiaries (or such contributions are already owned by the Company or one of its Subsidiaries under applicable Law).

(c)            Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect and preserve the confidentiality of all Trade Secrets included in the Owned IP, including by (i) entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such Trade Secrets and (ii) safeguarding any such Trade Secrets that are accessible through computer systems or networks. None of such Trade Secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries, in each case, pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters. To the knowledge of the Company, (x) no unauthorized access, use or disclosure of any such Trade Secrets has occurred, and (y) there has not been any breach by any party to any such confidentiality or non-disclosure agreement.

36

(d)            The activities and operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith), as such activities and operations have been conducted in the past six years and as such activities and operations are currently conducted or are currently contemplated to be conducted, have not infringed upon, misappropriated, diluted or violated, do not infringe upon, misappropriate, dilute or violate, and, to the knowledge of the Company, will not infringe upon, misappropriate, dilute or violate, any Intellectual Property of any third party. In the past six years, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, dilution or violation is or may be occurring or has or may have occurred. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned IP. No Owned IP is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries. No funding, facilities, or personnel of any Governmental Entity or, except for any Owned IP developed pursuant to an agreement set forth on Section 4.19(d) of the Company Disclosure Letter, a university, were used to develop or create, in whole or in part, any Owned IP. No Owned IP was conceived or first actually reduced to practice in the performance of work under any Contract (i) between the Company or any of its Subsidiaries on one hand and a Governmental Entity on the other or (ii) entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a contract, agreement or arrangement between another Person and a Governmental Entity.

(e)            Except as set forth on Section 4.19(e) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not require the consent of or payment to any third party or result in the loss of (or give rise to any right of any third party to terminate or modify) any of the Company’s or its Subsidiaries’ rights or obligations under any Contract pursuant to which Intellectual Property is licensed to or by the Company or any of its Subsidiaries.

Section 4.20           Data Privacy.

(a)            The Company, its Subsidiaries, their respective officers and employees, and any processors acting on their behalf are in compliance and have at all times complied with all applicable Privacy Laws. All Personal Information has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in accordance with all applicable Privacy Laws.

37

(b)            The Company and each of its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with Privacy Laws. The Company and its Subsidiaries are in compliance with and have at all times been in compliance with such policies and procedures.

(c)            The Company and each of its Subsidiaries have in accordance with applicable Privacy Laws:

(i)              provided individuals with relevant information;

(ii)             obtained, where required, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information;

(iii)            implemented and complied with their audit, training and, where required, data protection impact assessment procedures;

(iv)            where the Company or any of its Subsidiaries has instructed another party to process Personal Information, entered into data processing agreements which comply with the requirements of the Privacy Laws;

(v)            where the Company or any of its Subsidiaries acts as a processor, entered into data processing agreements which comply with the requirements of the Privacy Laws and complied with all contractual obligations; and

(vi)            stored Personal Information for no longer than is necessary for the purposes for which Personal Information is processed pursuant to a data retention policy implemented in accordance with Privacy Laws.

(d)            The Company and each of its Subsidiaries have implemented appropriate technical, physical, and organizational measures and security systems and technologies to ensure the integrity and security of Personal Information and all Company data and to prevent any destruction, loss, alteration, corruption, or misuse, or unauthorized disclosure thereof or unauthorized access thereto.

(e)             Neither the Company nor its Subsidiaries has experienced any incident, including any breach of security, in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization (“Security Incident”), and the Company and its Subsidiaries are not aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which any Privacy Law would require the Company or its Subsidiaries to notify a Person or Governmental Entity of a Security Incident.

(f)             The Company has implemented disaster recovery plans and back-up procedures, consistent with those taken by businesses comparable in nature and size to the Company, in order to ensure that the Personal Information stored on its IT systems can be replaced or substituted without disruption in the event of a failure of any part of the IT systems (whether due to natural disaster, power failure or otherwise).

38

(g)            The Company has subscribed to a cyber-insurance policy appropriate to the nature of its activity and which meets all contractual and statutory requirements to which the Company is subject in this respect.

(h)            Neither the Company nor any of its Subsidiaries has been or is currently: (i) under audit or investigation by any authority, including regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (ii) subject to any third party notification, claim, demand, audit or action in relation to Personal Information, including a notification, claim, demand, or action alleging that the Company or any of its Subsidiaries has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Laws, and no specific facts or circumstances exist that might give rise to such a claim.

(i)            The performance of this Agreement will not violate (i) any Privacy Laws, or (ii) any other privacy or data security requirements or obligations imposed on the Company or its Subsidiaries under any Contracts. Upon execution of this Agreement, the Company and each of its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by it prior to the date of this Agreement in order to be able to conduct their respective businesses in the ordinary course.

Section 4.21           Regulatory Matters.

(a)            As to each product subject to the jurisdiction of the FDA under the FDCA and/or PHSA, and the regulations thereunder, that is developed, tested, manufactured, packaged, labeled, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Regulated Product”), such Regulated Product is being developed, tested, manufactured, packaged, labeled, distributed, sold and/or marketed by the Company in material compliance with all applicable requirements under the Drug or Health Laws. All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entities relating to the Regulated Products, including new drug applications, biologics license applications, 510(k) premarket submissions, de novo classification requests, premarket approval applications, investigational new drug applications, and any similar applications or notifications required to conduct a clinical trial or to distribute or market a Regulated Product, when submitted to the FDA or other Governmental Entities, were true, complete and correct in all material respects as of the date of submission.

(b)            Neither the Company nor any of its Subsidiaries is engaged in the business of the manufacture, preparation, propagation, compounding, assembly, processing, development, testing, sale, marketing, labeling, distribution, repackaging, relabeling, reprocessing, sterilization, or importation of any Regulated Product that is regulated solely as a “device”, as that term is defined in section 201(h)(1) of the FDCA, that is intended for human use.

39

(c)            All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of, the Company, have been, and if still pending are being, conducted in material compliance with research protocols, all applicable Drug or Health Laws, including, to the extent applicable to the Company, the FDCA, the PHSA, their applicable implementing regulations, including those published at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, Good Clinical Practices as set forth in International Council for Harmonization Guideline E6 and implemented by the FDA, and approvals by institutional review boards or similar entities with authority to oversee such studies or trials. Except as set forth in Section 4.21(c) of the Company Disclosure Letter, no clinical trial conducted by or on behalf of the Company is or has been the subject of a clinical hold, terminated, or suspended, based on an actual or alleged failure to comply with applicable Drug or Health Laws, or an actual or alleged lack of safety, efficacy, purity, potency, or required data or information relating to the Regulated Products or to the conduct of the clinical trial.

(d)            All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of, the Company, have been and are being conducted in material compliance with current good manufacturing practice, as required by the FDCA, the PHSA, and applicable provisions of good manufacturing practice regulations, including the FDA’s regulations at 21 C.F.R. Parts 210-211, the Quality System Regulation at 21 C.F.R. Part 820, and all applicable similar foreign requirements of any Governmental Entity.

(e)            The Company has been, and is, in material compliance, to the extent applicable to its operations or to the Regulated Products, with the FDA’s regulations at 21 CFR Part 1271.

(f)            There is no pending, completed or, to the knowledge of the Company, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has, since January 1, 2020, received any notice of violation, it has come to our attention (“IHCTOA”) letter, warning letter, untitled letter, Form 483 observations, establishment inspection report, import detentions or refusals, complaints, safety alerts, serious or unexpected adverse event reports, or other communication from the FDA or any other Governmental Entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of, any Regulated Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Regulated Product, (iii) imposes a clinical hold on any clinical investigation conducted by, or as requested by the Company, for, the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in such a communication or Governmental Entity action.

40

(g)            Since January 1, 2020, neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any officer, director, consultant (acting in its capacity as a consultant to the Company or any of its Subsidiaries), employee, agent or contractor of the Company or any of its Subsidiaries has committed any act, made any statement, or failed to make any statement that materially violates any Drug or Health Law or would reasonably provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy. Neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any officer, director, consultant, employee, agent or contractor of the Company or any of its Subsidiaries:

(i)              has been party to any Action alleging any material violation of any Drug or Health Law;

(ii)             has received any written or oral complaints, notices or allegations from employees, independent contractors, vendors, or any other Person that would reasonably put the Company on notice that it has, in the past three years, materially violated, or is currently in violation of, any Drug or Health Law (other than any complaints, notices or allegations that have been fully investigated and reasonably determined by the Company not to constitute a material violation of any Drug or Health Law);

(iii)            has received notice from any Governmental Entity (including any search warrant, subpoena, civil investigative demand, or contact letter) that alleges any material noncompliance with, or states that the Company or any of its Subsidiaries is under investigation (or inquiry that is reasonably likely to lead to an investigation) with respect to, any Drug or Health Laws;

(iv)            has been charged with, convicted of, or entered a plea of guilty or nolo contendere to any offense related to the delivery of an item or service under a government healthcare program, or to any other material violation of Drug or Health Laws;

(v)             is or has been a party to any corporate integrity agreements, monitoring agreements, consent decrees, orders, or similar agreements with or imposed by any Governmental Entity in connection with any violation of any Drug or Health Law, or has been subject to any reporting obligations pursuant to any settlement agreement, or similar arrangement, with the Office of Inspector General for the United States Department of Health and Human Services (“HHS-OIG”) or any other Governmental Entity;

(vi)            is in the process of making, or is evaluating a set of circumstances that may reasonably give rise to the making of, a voluntary disclosure pursuant to HHS-OIG’s self-disclosure protocol or otherwise;

41

(vii)           has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any material other fine or penalty by any other Governmental Entity in connection with a violation of any Drug or Health Law;

(viii)          has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under any Drug or Health Law, including the FDCA and 42 U.S.C. § 1320a-7;

(ix)             is excluded from a federal health care program as defined under 42 U.S.C. 1320a-7b(f), as outlined in Sections 1128 and 1156 of the Social Security Act;

(x)             is disqualified from conducting clinical testing by the FDA; or

(xi)            is otherwise ineligible to participate in any U.S. government health care program, including, but not limited to Medicare, Medicaid, or TRICARE.

(h)            The Company and its Subsidiaries are, and at all times during the past three years have been, in compliance in all material respects with all applicable Drug or Health Laws in all jurisdictions where the Company or any of its Subsidiaries operates or has operated.

(i)            The business and operations of the Company and its Subsidiaries have been and are being conducted in all material respects in accordance with all applicable Laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the testing, marketing, sale, license or use in the United States of any Regulated Product to be developed, produced or marketed by the Company or any of its Subsidiaries. Statements in the Company SEC Documents, including materials incorporated by reference, concerning the Company’s applications, filings, submissions and proceedings with the FDA under the FDCA and PHSA fairly summarize in all material respects such matters.

Section 4.22           State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.8, as of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken or will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Offer, the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.23           Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

42

Section 4.24            No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25            Related Party Transactions. Except for indemnification, compensation or employment agreements, no (a) present or former director or executive officer, or any of such person’s Affiliates or immediate family members, (b) shareholder holding five percent or more of the outstanding Shares or (c) Affiliate of the Company or any of its Subsidiaries (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 4.26            Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees in their respective capacities as such) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.27            Suppliers. Section 4.27 of the Company Disclosure Letter sets forth a true, correct and complete list of the top ten suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended December 31, 2022. Since December 31, 2022, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 4.28            Brokers. No broker, investment banker, financial advisor or other Person, other than Piper Sandler & Co. and Craig-Hallum Capital Group LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract pursuant to which Piper Sandler & Co. or Craig-Hallum Capital Group LLC, as applicable, could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

43

Section 4.29           Opinion of Financial Advisor. The Company has received the opinion of Piper Sandler & Co., dated as of the date of this Agreement, to the effect that, as of such date and subject to the various limitations, assumptions and matters set forth therein, the Offer Consideration is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 4.30           PPP Loan. The Company applied for and received a loan, issued on April 16, 2020, from Park State Bank (the “PPP Lender”) for $563,397 in principal amount (the “PPP Loan”), under the Paycheck Protection Program established under the CARES Act. The Company was eligible for the PPP Loan at the time of its application therefor and at the time it received the proceeds of the PPP Loan. The Company’s applications for the PPP Loan and for forgiveness of the PPP Loan, in each case, including any forms completed or supporting documentation provided in connection therewith, were accurate and complete when made. The PPP Loan was forgiven in full. The Company is in compliance with all document retention requirements applicable to the PPP Loan. Since the PPP Loan was forgiven in full in August 2021, the Company has not received notice from the PPP Lender or any Governmental Entity indicating that the PPP Loan is being reviewed or audited, or requesting additional information relating to the PPP Loan.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1            Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2            Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (subject to the following sentence). Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent in lieu of a meeting, which consent by its terms will be effective immediately following the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

44

Section 5.3            No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of, or other action by, any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of Nasdaq, (iv) such filings and approvals (if any) as may be required under any Antitrust Law and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. With respect to the foregoing clause (iv), as of, and based upon the facts and circumstances existing on, the date hereof, Parent has determined that no filings or approvals are required under any Antitrust Law.

45

Section 5.4            Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.5            Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7            Sufficiency of Funds. Parent has and as of the Acceptance Time and the Effective Time, will have, access to sufficient and immediately available funds to consummate the Offer and the Merger, respectively, on the terms and subject to the conditions contemplated hereby. Parent has and will have access to sufficient and immediately available funds to pay the aggregate amounts payable pursuant to the CVR Agreement if, as and when such amounts become due and payable, on the terms and subject to the conditions contemplated by the CVR Agreement.

Section 5.8            Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, neither Parent nor any of its Subsidiaries (including Merger Sub) (a) directly or indirectly owns, beneficially or otherwise (excluding any beneficial ownership that may be attributed to any of the foregoing as a result of the entry into any Support Agreements), any of the outstanding Shares, or (b) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

46

Article VI
COVENANTS

Section 6.1            Conduct of Business. During the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, except (1) as set forth in Schedule 6.1, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as otherwise expressly permitted, required, or contemplated by this Agreement or as required by applicable Law, or (4) in connection with any reasonable action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in reasonable response to COVID-19 in good faith (provided, that the Company shall consult with Parent in good faith prior to taking such actions to the extent reasonably practicable under the circumstances), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, except (1) as set forth in the corresponding subsection of Schedule 6.1, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as otherwise expressly permitted, required, or contemplated by this Agreement or as required by applicable Law, or (4) in connection with any reasonable action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in reasonable response to COVID-19 in good faith (provided, that the Company shall consult with Parent in good faith prior to taking such actions to the extent reasonably practicable under the circumstances), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests other than the acquisition of Shares in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Options, Company Warrants, and Company RSUs, in each case, outstanding as of the date of this Agreement and pursuant to the terms thereof, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

(b)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien) any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for, any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise or settlement, as applicable, of Company Stock Options, Company Warrants, and Company RSUs, in each case, outstanding as of the Measurement Date pursuant to the terms thereof);

47

(c)            amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(d)            directly or indirectly acquire or agree to acquire (i) any corporation, partnership, association or other business organization or division thereof (whether by merger, consolidation, acquisition of stock or assets, the making of an investment, loan, or capital contribution or otherwise), or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(e)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose, in whole or in part, of any of its material properties, assets or rights or any interest therein;

(f)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)            (i) incur, create, assume or otherwise become liable for, or, other than as required by their terms in effect on the date hereof, repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h)            except as set forth in the Company’s operating budget, a copy of which was provided to Parent prior to the date hereof, incur, commit to incur, or authorize any capital expenditure (other than capital expenditures in the ordinary course not to exceed $100,000 in the aggregate);

(i)            (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except (A) in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date hereof, and (B) all reasonable fees and expenses incurred by the Company in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries or (iii) waive, release, grant or transfer any right of material value;

(j)             (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k)            commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not to exceed $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

48

(l)              change its financial or accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m)            settle or compromise any liability for Taxes; incur any material liability for Taxes outside the ordinary course of business; file any amended Tax Return or claim for Tax refund; make, revoke or modify any material Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business and not primarily related to Taxes), Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any method of accounting for Tax purposes;

(n)            change its fiscal year;

(o)            (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or make any grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or except as required to comply with any Company Plan in effect as of the date hereof, pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, retention, change in control or termination pay, or modifications thereto or increases therein, except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case, for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law or as a result of annual renewals for any Company Plan that is a welfare plan that do not materially increase the costs of such Company Plan;

(p)            hire (i) any employees or consultants at the executive level or higher, or any employees or consultants with annual base compensation in excess of $100,000, or (ii) other than in the ordinary course of business consistent with past practice, any other employees or consultants;

49

(q)            terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company’s past practices);

(r)             fail to use commercially reasonable efforts to keep in force existing insurance policies or renew or replace such insurance policies with comparable policies;

(s)             terminate, intentionally allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to use commercially reasonable efforts to keep in full force and effect, any Permit;

(t)             renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(u)            enter into any new line of business outside of its existing business;

(v)            enter into any new lease of real property or renew or amend the terms of any existing Real Property Lease;

(w)            (i) sell, assign, exclusively license, lease, pledge, or transfer all or any portion of the Owned IP, (ii) sell, assign, license or transfer any rights to develop, manufacture, market, distribute and/or sell any Company product or product candidate in any jurisdiction, or (iii) grant any licenses of Intellectual Property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(x)            (i) abandon or cease to prosecute or maintain any of the Owned IP or (ii) disclose any Trade Secrets to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto; or

(y)            authorize, or commit, resolve or agree to take, any of the foregoing actions.

Notwithstanding the foregoing, but subject to the express terms hereof, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time.

50

Section 6.2            No Solicitation; Recommendation of the Merger.

(a)            The Company shall not, and shall cause each of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries not to, and shall use its reasonable best efforts to cause any other Representatives of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal (except to disclose the existence of this Section 6.2 in response to an unsolicited communication) or (iii) resolve, agree or publicly propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries to, and shall use reasonable best efforts to cause any other Representatives of the Company or any of its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, (C) promptly inform any third party (other than Parent and its Affiliates) with whom discussions and negotiations are then occurring or who makes an Acquisition Proposal as of and after the date hereof of the existence of this Section 6.2, and (D) not terminate, waive, or release (or amend or modify in a manner that would terminate, waive, release or reduce the effect of) any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal (provided, that the Company shall be permitted to grant waivers of any standstill agreement to the extent necessary to permit the counterparty thereto to make an Acquisition Proposal directly to the Company Board in compliance with this Section 6.2, but solely to the extent that the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the execution of this Agreement and prior to the Acceptance Time, (1) the Company receives a bona fide written Acquisition Proposal, (2) such Acquisition Proposal was not the result of a breach by the Company of this Section 6.2, (3) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties under applicable Law, then the Company (and its Subsidiaries and Representatives) may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to and in accordance with the terms of a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (except that such agreement need not contain “standstill” provisions) (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent with a non-redacted copy of each confidentiality agreement that the Company has executed in accordance with this Section 6.2 (in each case, within one Business Day following execution thereof) and (II) any non-public information regarding the Company or any of its Subsidiaries provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person (and in any event, within 24 hours thereafter), and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 6.2, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be substantially similar to the procedures implemented by the Company in providing such information to Parent.

51

(b)            Neither the Company Board nor any committee thereof shall:

(i)            (A) fail to make, withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub) the Company Board Recommendation, (B) adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal, (C) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal with ten Business Days after the commencement of such offer, or (D) if requested by Parent, fail to issue, within four Business Days after an Acquisition Proposal is publicly announced, a press release reaffirming the Company Board Recommendation (provided, that Parent may only request three such reaffirmations with respect to any Acquisition Proposal, unless the terms of such Acquisition Proposal have been modified in any material respect, in which case such Acquisition Proposal shall be deemed a new Acquisition Proposal) or (E) resolve, agree, authorize, or make any public announcements agreeing, authorizing or proposing, to take any of the actions described in clauses (A) through (D) (each such action set forth in this Section 6.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)            cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case, constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.2, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the execution of this Agreement that did not result from a breach of this Section 6.2, cause the Company to terminate this Agreement in accordance with Section 8.1(d)(ii) and concurrently enter into a binding and definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(d)(ii) unless:

52

(A)            the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions (including the amount and nature (contingent or otherwise) of the consideration proposed to be paid) of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any change to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and, in such case, all references to four Business Days in this section (ii) shall be deemed to be three Business Days); and

(B)            if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its outside legal counsel and financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1)            the Company provides Parent with written information describing such Intervening Event in reasonable detail promptly after the Company Board becomes aware of such Intervening Event;

(2)            the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(3)            if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its outside legal counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law. The provisions of this Section 6.2(b)(ii) shall also apply to any material change in the event or circumstance relating to such Intervening Event and require a new written notice by the Company pursuant to Section 6.2(b)(ii), and in such case, all references to four Business Days shall be deemed to be three Business Days.

During the four Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3(b), if applicable).

53

(c)            In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event that the Company or any of its Subsidiaries or Representatives receives any request, inquiry, proposal or offer with respect to an Acquisition Proposal (or that is reasonably likely to lead to an Acquisition Proposal), in each case, together with an unredacted copy of any such written request, inquiry, proposal, offer or Acquisition Proposal (and all related transaction documentation) and a description of the material terms and conditions (including the identity of the Person making such Acquisition Proposal, request, inquiry, proposal or offer). The Company shall (i) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Acquisition Proposal (including any determination to engage in discussions or negotiations or to provide information or access in connection therewith, or any material changes to the terms thereof) on a prompt basis, including by providing to Parent promptly (and in any event within 24 hours of receipt) a copy of material amendments and modifications thereto and (ii) upon the request of Parent, reasonably inform Parent of the status of any such request, inquiry, proposal, offer or Acquisition Proposal. None of the Company or any of its Subsidiaries or any of their respective Representatives will, after the date of this Agreement, enter into any agreement that would prohibit them from providing the foregoing information or the other information contemplated by this Section 6.2 to Parent.

(d)            The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(e)            The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii).

(f)            Nothing contained in Section 6.2(a) or otherwise in this Agreement shall prohibit the Company, the Company Board, or any committee thereof from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or making any other legally required disclosure not related to an Acquisition Proposal to the Company’s stockholders if, in the good faith judgment of the Company Board after consultation with outside legal counsel, the failure to make such other disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) that would otherwise constitute an Adverse Recommendation Change shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(ii)) unless the Company Board expressly reaffirms the Company Board Recommendation in such disclosure and expressly rejects any applicable Acquisition Proposal and provided further, that any such disclosure that would otherwise constitute an Adverse Recommendation Change will be made only in accordance with Section 6.2(b).

54

Section 6.3            Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, to all of the Company’s and its Subsidiaries’ respective properties, assets, books, contracts, commitments, Representatives and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and any material communication (including “comment letters”) received by the Company in respect of such filings and (b) all other relevant information concerning the Company’s business, properties and personnel to the extent reasonably necessary for, and for the purposes of, preparing to consummate the Offer and the Merger in accordance with the terms of this Agreement and preparing for the subsequent integration of the Company into Parent’s corporate group (including, for the avoidance of doubt, any correspondence sent or received by or on behalf of the Company with any regulatory agency, including the FDA); provided, however, that the foregoing shall not require the Company to disclose any information to the extent that such disclosure would (i) jeopardize any attorney-client or other legal privilege in favor of the Company or any of its Subsidiaries, (ii) contravene applicable Law or confidentiality or non-disclosure obligations owing to a third party under any Contract to which the Company or any of its Subsidiaries is a party; or (iii) with respect to the provision by the Company and its Subsidiaries of physical access, (A) jeopardize the health and safety of any employee of the Company or any of its Subsidiaries (including in light of COVID-19 or any COVID-19 Measures); or (B) unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries (provided, that with respect to clauses (i) through (iii) above, the Company shall use its reasonable best efforts to allow for such access or disclosure, as applicable, in a manner that does not result in any such loss of attorney-client or other legal privilege, violation of applicable Law or confidentiality or non-disclosure obligation or, in the case of the provision of physical access, jeopardization of health and safety, or unreasonable interference, as applicable); provided, further, that any such physical access shall be conducted at Parent’s expense, under the supervision of appropriate Company personnel. All such information shall be held confidential in accordance with the terms of the Reciprocal Confidentiality and Non-Disclosure Agreement, dated as of July 18, 2023, by and between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

55

Section 6.4            Regulatory Approvals; Consents.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). As of, and based upon the facts and circumstances existing on, the date hereof, Parent has determined that no filings or approvals are required under any Antitrust Law. If, after the date hereof, either Parent or the Company believes that a filing or approval under any Antitrust Law is required, it will notify and reasonably consult in good faith with the other. Following such consultation, a filing may be made or an approval sought under any Antitrust Law if either (x) Parent and the Company jointly agree or (y) based upon the advice of legal counsel, Parent or the Company reasonably determines in good faith that such filing or approval is required under U.S. federal Antitrust Laws (or under any other Antitrust Law where the failure to make such filing or obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect). If any filing has been made in accordance with this Agreement with a Governmental Entity under any Antitrust Law, Parent and the Company shall coordinate with respect to antitrust strategy in connection with any review of the transactions contemplated by this Agreement by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other Person relating to the transactions under any Antitrust Law; provided, however, that Parent shall make the final determination as to the appropriate course of action in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)            Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and, to the extent practicable, each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with advance notice of and the opportunity to participate in any meeting, telephone or video conference with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

56

(c)            Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (and, without Parent’s prior written consent, neither the Company nor any of its Subsidiaries shall) (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to divest any Shares or limit in any manner whatsoever or agree not to exercise any rights of ownership of any securities (including the Shares), (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or (iv) agree to obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement).

Section 6.5            Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.6            Stockholder Litigation. The Company shall promptly notify Parent in writing of any stockholder litigation commenced or, to the knowledge of the Company, threatened against the Company and/or its officers or directors relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby, and shall keep Parent reasonably and promptly informed with respect to the status thereof. Notwithstanding anything to the contrary herein, the Company shall have the right to control the defense of any such stockholder litigation, provided, that the Company shall consult with Parent on a regular basis with respect to, and give Parent the opportunity to participate in the defense and settlement of, any such litigation and shall give due consideration to Parent’s advice with respect thereto. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

57

Section 6.7            Notification of Certain Matters. The Company and Parent shall promptly notify each other of such party obtaining actual knowledge of (a) any notice or other communication received by such party from any Governmental Entity or any other Person alleging that the consent of such Governmental Entity or such Person, as applicable, is or may be required in connection with the transactions contemplated hereby, (b) any other written notice, written communication or material oral communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder, and provided further, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a failure of any Offer Condition or any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of any Offer Condition or any of the conditions set forth in Article VII to be satisfied.

Section 6.8            Indemnification, Exculpation and Insurance.

(a)            Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers, employees of the Company (the “Company Indemnified Persons”) as provided in the Company Charter or Company Bylaws (provided, that any such rights that are subject to the discretion of the Company Board shall remain subject to such discretion), or in any indemnification agreement which has previously been made available to Parent, in each case, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time shall be assumed and performed by (and Parent shall cause such assumption and performance by) the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time, except as otherwise required by applicable Law.

(b)            For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to the Persons currently covered by the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 6.8(b) in excess of 300% of the amount of the annual premiums currently paid by the Company to maintain its existing directors’ and officers’ liability insurance, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

58

(c)        In the event that Parent, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.8.

(d)        The provisions of this Section 6.8 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Person (to the extent such provisions apply to such Company Indemnified Person), his or her heirs and his or her legal representatives.

Section 6.9        Resignation of Directors. The Company shall obtain and deliver to Parent at or prior to the Closing the resignations of each director of the Company, with such resignations to be effective as of the Effective Time.

Section 6.10        Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees that (a) the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company; and (b) thereafter, the parties shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except: (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; and (ii) that the foregoing shall not apply to any press release or public statement made in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees or disclosures in Company SEC Documents or Parent SEC Documents, so long as such statements are consistent with previous press releases or public statements made by Parent or the Company without violation of this Section 6.10.

Section 6.11        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to (a) maintain the listing of the Shares on Nasdaq and the registration of the Shares under the Exchange Act, in each case, until the Effective Time, and (b) in cooperation with Parent, enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

59

Section 6.12        Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be reasonably necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13        CVR Agreement. At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided, that such revisions are not, individually or in the aggregate, materially detrimental to any Holder).

Section 6.14        Nonregistrable CVRs. At or prior to the Acceptance Time, Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A (provided, that such revisions do not adversely affect any rights to payment under the CVR Agreement), as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 6.15        Employee Matters. For the period commencing at the Effective Time and ending on the earlier of (i) the one year anniversary of the Closing Date, and (ii) the date on which the employment of an employee of the Company or the Subsidiaries as of the Effective Time who continues his or her employment with Parent, Merger Sub or the Company following the Effective Time (each, a “Continuing Employee”) terminates, Parent and Merger Sub agree to provide each Continuing Employee with (A) annual base compensation no less than as in effect immediately prior to the Closing Date, (B) target annual cash incentive bonus opportunities no less than those provided to similarly-situated employees of Parent, and (C) employee benefits (excluding equity and long-term incentives, change in control and retention arrangements, defined benefit pension benefits and post-employment welfare benefits) substantially comparable in the aggregate to either (as selected by Parent) (a) those provided under the Company Plans (excluding equity and long-term incentives, change in control and retention arrangements, defined benefit pension benefits and post-employment welfare benefits) immediately prior to the Closing Date or (y) those provided by Parent (with the same exceptions) to its similarly-situated employees. Parent, Merger Sub and any of their Affiliates shall grant each Continuing Employee full credit for all service with the Company prior to the Closing Date for purposes of eligibility, vesting, and determining the level of vacation, paid time off and severance benefits under any benefit or compensation plan, program, policy or agreement made available to Continuing Employees on or after the Closing Date (collectively, the “New Plans”) to the same extent such service was recognized immediately prior to the Closing Date under the corresponding Company Plan; provided, however, that nothing herein will result in the duplication of any benefits for the same period of service. In addition, Parent, Merger Sub and any of their Affiliates, as applicable, shall: (A) use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that provide welfare benefits in which Continuing Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any Company Employee Plan providing welfare benefits in which the Continuing Employee participated immediately prior to the Closing, and (B) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) prior to the Closing Date in the plan year in which the Closing Date occurs under a Company Employee Plan that provides health benefits during the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any New Plan that provides health benefits for the plan year in which the Closing Date occurs. Nothing contained in this Section 6.15, express or implied (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) is intended to confer upon any Person (including Continuing Employees, employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

60

Section 6.16        401(k) Plan Termination. Effective no later than the day before the Closing Date (but contingent on the Closing), the Company shall terminate all Company Plans that are tax-qualified plans with a cash or deferred arrangement under Section 401(k) of the Code (“401(k) Plans”). The Company shall provide the actions to terminate the 401(k) Plans to Parent for its reasonable review and comment. Parent shall permit Continuing Employees to directly roll over distributions of cash and promissory notes from the 401(k) Plan to a tax-qualified defined contribution plan maintained by Parent.

Section 6.17        Record IP Ownership. Prior to the Closing Date, the Company shall, at its sole cost and expense, use its reasonable best efforts to make all appropriate filings and take all other appropriate actions to effect the corrective changes of ownership, registration and recordals set forth on Schedule 6.17 (the “IP Corrections”) and provide Parent with as-filed copies of all such IP Corrections as promptly as reasonably practicable.

Section 6.18        Contract Amendment. Prior to the Closing Date, the Company shall, at its sole cost and expense, use its reasonable best efforts to amend the contract set forth on Schedule 6.18, effective as of the Effective Time, so that it will in no way apply to or restrict the activities of Parent and its Affiliates (besides the Company).

Article VII
CONDITIONS PRECEDENT TO THE MERGER

Section 7.1        Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        Antitrust. If any filing has been made in accordance with this Agreement with a Governmental Entity under any Antitrust Law, any applicable waiting period (and any extension thereof) under any applicable Antitrust Law relating to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties hereto and a Governmental Entity, shall have expired or been terminated, and any approval of a Governmental Entity required under any U.S. federal Antitrust Law (or under any other Antitrust Law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect) shall have been obtained.

61

(b)        No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, directly or indirectly prohibits or makes illegal the consummation of the Merger.

(c)        Consummation of the Offer. The Acceptance Time shall have occurred.

(d)        CVR Agreement. The CVR Agreement shall have been executed by Parent and the Rights Agent and be in full force and effect.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1        Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company:

(i)        if (A) the Acceptance Time shall not have occurred on or before midnight Eastern Time on the Outside Date or (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B);

(ii)        if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been a proximate cause of, or resulted in, the issuance of such final and nonappealable judgment, order, injunction, rule, decree, or other action;

(c)        by Parent, at any time prior to the Acceptance Time:

(i)        if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in the failure of an Offer Condition to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the Company received written notice from Parent of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

62

(ii)        if an Adverse Recommendation Change shall have occurred;

(d)        by the Company, at any time prior to the Acceptance Time:

(i)        if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after Parent received written notice from the Company of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)        in order to accept a Superior Proposal in accordance with Section 6.2(b); provided, that the Company shall have (A) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with Section 6.2, including the notice provisions thereof, with respect to such Superior Proposal, and (C) prior to or substantially concurrently with such termination paid any amounts due pursuant to Section 8.3(b).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to each other party hereto, specifying the provision hereof pursuant to which such termination is made.

Section 8.2         Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a)        the Confidentiality Agreement and the provisions of Section 4.28 (Brokers), Section 5.5 (Brokers), Section 6.10 (Public Announcements), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)        the Company or Parent may have liability as provided in Section 8.3; and

63

(c)        no such termination shall relieve any party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party or parties shall be entitled to all rights and remedies available at law or in equity.

Section 8.3        Fees and Expenses.

(a)        Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9, and all filing and other fees paid to the SEC, in each case, in connection with the Offer and the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.

(b)        In the event that:

(i)         (A) any Person shall have publicly disclosed (or otherwise publicly proposed or communicated) a bona fide Acquisition Proposal, or any Acquisition Proposal shall have been communicated to the Company Board, in each case, after the date hereof and prior to such termination (unless such Acquisition Proposal was irrevocably withdrawn without qualification at least three Business Days prior to the event giving rise to the right of such termination (and such withdrawal was public, if such Acquisition Proposal shall have been publicly disclosed (or otherwise publicly proposed or communicated))), (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(i), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)         this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $4 million (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive the Termination Fee pursuant to this Section 8.3(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent, Merger Sub and their Affiliates, as applicable, with respect to the failure of the transactions contemplated hereby to be consummated or otherwise arising as a result of or under this Agreement, provided, that the payment by the Company of the Termination Fee pursuant to this Section 8.3(b) shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

64

(c)        Payment of the Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the Company’s stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii).

(d)        In the event that this Agreement is terminated by the Company or Parent:

(i)         pursuant to Section 8.1(b)(i) and, at the time of such termination, (A) one or more of the Offer Conditions set forth in paragraphs (b)(i), (b)(ii), or (b)(vi) of Annex I (with respect to paragraph (b)(i), only if such Action arises under any Antitrust Law, and, with respect to paragraph (b)(ii), only if such Law is an Antitrust Law) has not been satisfied, (B) all other Offer Conditions have been satisfied or waived and (C) no Willful and Material Breach by the Company of its obligations under Section 6.4 has contributed materially to the failure to satisfy any of the Offer Conditions listed in Section 8.3(d)(i)(A); or

(ii)        pursuant to Section 8.1(b)(ii) and such judgment, order, injunction, rule, decree or other action described in Section 8.1(b)(ii) arises under any Antitrust Law, and no Willful and Material Breach by the Company of its obligations under Section 6.4 has contributed materially to the issuance of such judgment, order, injunction, rule or decree, or the taking of such action, as applicable;

then within two Business Days following such termination, Parent shall pay to the Company a fee of $8 million, subject to any reduction as may applicable pursuant to Section 8.3(e) (the “Reverse Termination Fee”), by wire transfer of same-day funds to the accounts designated by the Company. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.

65

(e)        If the Reverse Termination Fee is required to be paid pursuant to Section 8.3(d), the Company’s right to receive the Reverse Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates (including their respective Representatives, the “Company Parties”) with respect to the failure of the transactions contemplated hereby to be consummated or otherwise arising as a result of or under this Agreement. If the Reverse Termination Fee shall become payable pursuant to Section 8.3(d) and the Company or any other Company Party is pursuing (or has pursued) a claim of breach by Parent or Merger Sub of any of their respective covenants or obligations contained in Section 6.4 or any other covenant or obligation of Parent or Merger Sub in this Agreement to the extent such other covenant or obligation relates to Antitrust Law matters (an “Antitrust Claim”), the Reverse Termination Fee shall nonetheless be paid within the time frame set forth in Section 8.3(d), provided, however, that if (i) if the Final Resolution of such Antitrust Claim occurs after the payment of the Reverse Termination Fee, the amount of the Reverse Termination Fee shall be credited against the sum of any amounts to be paid by Parent or any of its Affiliates to the Company Parties in respect of any such Antitrust Claim (“Antitrust Damages”); and (ii) if the Final Resolution of such Antitrust Claim occurs prior to the payment of the Reverse Termination Fee, the amount of the Reverse Termination Fee shall be reduced by the amount of any Antitrust Damages. The parties hereto expressly acknowledge and agree that, other than with respect to any liability or damage resulting from Parent’s or Merger Sub’s Willful and Material Breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement or fraud, in each case, to the extent not related to Antitrust Law matters, (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is required to be paid pursuant to Section 8.3(d), the Reverse Termination Fee constitutes a reasonable estimate of the monetary damages that will be suffered by the Company and any of the other Company Parties by reason of the breach or termination of this Agreement, and the Reverse Termination Fee shall be in full and complete satisfaction of any and all monetary damages of the Company and the other Company Parties arising out of or related to this Agreement and the transactions contemplated by this Agreement, including any breach of this Agreement by Parent or Merger Sub, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement and any claims or actions under applicable Law arising out of any such breach, termination or failure; (ii) if this Agreement is terminated under circumstances where the Reverse Termination Fee is required to be paid pursuant to Section 8.3(d), in no event shall the Company or any of the other Company Parties be entitled to seek or obtain from or against Parent or any of its Affiliates, any recovery or judgment in addition to or in excess of the Reverse Termination Fee; and (iii) the Company shall take such actions as are necessary and sufficient so that the agreements contained in this Section 8.3(e) may be enforceable against the Company and any of the other Company Parties, including executing and delivering any waivers, releases and similar instruments consistent herewith upon Parent’s request.

(f)        Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if Parent or the Company fails to timely pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(b) (or any portion thereof), or against Parent for the amount set forth in Section 8.3(d) (or any portion thereof), then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date that such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

66

Section 8.4        Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Offer Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5        Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article IX
GENERAL PROVISIONS

Section 9.1        Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed, in whole or in part, after the Effective Time.

67

Section 9.2        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon transmission (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)        if to Parent, Merger Sub or the Surviving Corporation, to:

United Therapeutics Corporation

1735 Connecticut Avenue N.W.

Washington, DC 20009

Attention:	General Counsel
E-mail:	legal@unither.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036

Attention:	Stephen Glover; Alexander Orr
E-mail:	siglover@gibsondunn.com; aorr@gibsondunn.com

(ii)        if to the Company, to:

Miromatrix Medical Inc.

6455 Flying Cloud Drive

Eden Prairie, MN 55344

Attention:	Jeff Ross; Jim Douglas
E-mail:	jross@miromatrix.com; jdouglas@miromatrix.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention:	Steven C. Kennedy; Michael A. Stanchfield; Brandon C. Mason
E-mail:	steven.kennedy@faegredrinker.com; mike.stanchfield@faegredrinker.com; brandon.mason@faegredrinker.com

Section 9.3        Certain Definitions.

(a)        For purposes of this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any proposal or offer (other than by Parent and its Affiliates) with respect to any direct or indirect acquisition or purchase or exclusive license, in one transaction or a series of related transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case, other than the Offer, the Merger and the other transactions contemplated by this Agreement.

68

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company RSU” means each restricted stock unit granted under the Company Stock Plans.

“Company Stock Option” means each option to purchase Shares granted pursuant to the Company Stock Plans.

“Company Stock Plans” means the (i) Miromatrix Medical Inc. 2021 Equity Incentive Plan, (ii) Miromatrix Medical Inc. 2019 Equity Incentive Plan, (iii) Miromatrix Medical Inc. 2010 Stock Incentive Plan, (iv) Miromatrix Medical Inc. 2021 Employee Stock Purchase Plan, and (v) any other employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company.

“Company Warrants” means each warrant to purchase Shares (excluding, for the avoidance of doubt, any Company Stock Options).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

69

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the business of the Company and its Subsidiaries and applied in good faith to the business of the Company and its Subsidiaries).

“Drug or Health Laws” means any Law in any jurisdiction governing the development, testing, storage, labeling, approval, manufacture, marketing, sale, use, or reimbursement of the Regulated Products, and/or governing participation in any government healthcare program, including, as amended and without limitation: (i) the FDCA; (ii) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act; (iii) the Animal Welfare Act of 1966 as well as similar applicable state Laws; (iv) Title XVIII and Title XIX of the Social Security Act; (v) the Patient Protection and Affordable Care Act, including the Physician Payments Sunshine Act provisions; (vi) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (vii) the Civil Monetary Penalties statute, 42 U.S.C. § 1320a-7a; (viii) the Physician Self-Referral Law, 42 U.S.C. § 1395nn; (ix) the False Claims Act, 31 U.S.C. § 3729 et seq.; (x) the PHSA; (xi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (xii) the Exclusion Laws, 42 U.S.C. § 1320a-7; (xiii) all rules and regulations issued under any of the foregoing, including any implementing regulations; and (xiv) any comparable federal, state, or foreign Laws for any of the foregoing.

“Fair Labor Standards Act” means the federal Fair Labor Standards Act of 1938, as amended.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and all rules and regulations issued thereunder.

“Final Resolution” means, with respect to an Antitrust Claim, the final resolution thereof by a final, non-appealable judgment of a court of competent jurisdiction or the release (mutually satisfactory to Parent and Merger Sub, on the one hand, and the Company on behalf of itself and the other Company Parties, on the other hand) with prejudice of any and all claims.

“Holder” has the meaning set forth in the CVR Agreement.

“Indebtedness” means, as of any time, without duplication and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any fees, expenses, breakage fees, or similar prepayment premiums or redemption premiums, make-whole payments, or other yield protection payments), in each case, arising under: (i) all obligations of such Person for borrowed money (including under any debt securities issued by such Person), or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all obligations under interest rate protection agreements, forward contracts, currency swap, foreign currency hedge, hedging, cap, collar, other derivative instruments or similar arrangements, (vi) all outstanding reimbursement obligations in respect of drawn letters of credit, performance bonds, surety bonds, bankers’ acceptances or similar instruments, (vii) all obligations of such Person to pay the deferred purchase or acquisition price or earn out for any property of such Person; (viii) all guarantees and arrangements having the economic effect of a guarantee by such Person of any obligations described in clauses (i) through (vii) of any other Person, and (ix) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

70

“Intellectual Property” means any and all intellectual property or similar rights arising from or associated with any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world: (i) patents, patent applications, and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade dress, trade names, and other indicia of origin or source, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, in each case, including all extensions, modifications, and renewals thereof, and all goodwill associated therewith (collectively, “Marks”); (iii) published and unpublished works of authorship, Software, registered and unregistered copyrights, and applications for registration of copyrights, in each case, including all renewals, extensions, restorations and reversions thereof and moral rights and rights of attribution and integrity (collectively, “Copyrights”); (iv) internet domain names (whether or not trademarks), web addresses, URLs, web pages, websites and related content, accounts with social media companies (e.g., LinkedIn, Facebook) and the content, handles and identifiers and designations found thereon and related thereto (collectively, “Domain Names”); (v) trade secrets, know-how, inventions, discoveries, ideas and other intellectual property rights with respect to proprietary information, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, data, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”); and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

“Intervening Event” means an event or circumstance that is material to the Company and its Subsidiaries (taken as a whole) that was not known or reasonably foreseeable (or if known, the consequences of which were not known or reasonably foreseeable) to the Company Board prior to the execution of this Agreement, which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Acceptance Time that does not relate to (i) an Acquisition Proposal, (ii) any change(s), in and of themselves, in the price or trading volume of Shares (it being understood that the underlying facts giving rise or contributing to such change(s) may be taken into account in determining whether there has been an Intervening Event), (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, forecasts, estimates, or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period, or (iv) feedback from the FDA with respect to the Company’s product candidates, products or programs.

71

“knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party would reasonably be expected to know after due inquiry, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

“Material Adverse Effect” means any event, change, development, circumstance, condition, occurrence, result, effect or state of facts (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has been or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (1) changes or conditions generally affecting the pharmaceutical or Regulated Product industry or the economy or the financial, credit, banking or securities markets, including effects on such industries, the economy or markets resulting from any economic, social, legal, regulatory and political conditions or developments in general, (2) the outbreak or escalation of war, civil unrest or acts of terrorism, (3) changes in applicable Law or GAAP, (4) any natural disasters or calamities, including hurricanes, floods, tornadoes, tsunamis, earthquakes and wild fires, (5) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (6) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, or the failure of the Company or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement, (7) in and of itself, (a) any change in the price or trading volume of Shares, (b) any failure by the Company to meet any internal or published projections, forecasts, estimates or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period, or (c) any downgrade in the Company’s credit rating or credit outlook (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (8) the execution, delivery, or announcement of this Agreement or the pendency of the transactions contemplated by this Agreement (provided, that this clause (8) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by the Company in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the execution, delivery, or announcement of this Agreement or the pendency of the transactions contemplated by this Agreement), (9) any Action brought by stockholders of the Company arising from or relating to this Agreement or the transactions contemplated by this Agreement, (10) any actions taken at the express written request of Parent or its Affiliates, or (11) feedback from the FDA with respect to the Company’s product candidates, products or programs; provided, that, with respect to clauses (1) through (5), the impact of such Effects shall not be excluded if and only to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the pharmaceutical or Regulated Product industry.

“Milestone” has the meaning set forth in the CVR Agreement.

72

“Milestone Payment” has the meaning set forth in the CVR Agreement.

“Milestone Payment Date” has the meaning set forth in the CVR Agreement.

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, IRS Notice 2020-65, any amendments to any of the foregoing, and any other similar, analogous future, or additional federal, state, local or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement, or materially impairs Parent’s ability to perform and comply with the CVR Agreement, or would reasonably be expected to do so.

“Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent (together with all exhibits and schedules thereto and all information incorporated therein by reference).

“Permitted Lien” means any of the following: (i) Liens for Taxes that (A) are not yet due and payable or (B) the amount or validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising in the ordinary course of business of the Company and its Subsidiaries consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the tangible assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, and (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any substantial equivalent of these terms relevant under any Privacy Laws, including any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked with any identified or identifiable individual or household.

73

“PHSA” means the Public Health Service Act, as amended, and all rules and regulations issued thereunder.

“Privacy Laws” means (i) any Laws and guidelines from Governmental Entities relating to privacy, data security, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers or collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, as applicable, in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679 or “GDPR”) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the New York SHIELD Act, the Health Insurance Portability and Accountability Act of 1996, and the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company and its Subsidiaries; and (iv) the Company’s and Subsidiaries’ own policies and procedures.

“Representative” of any Person means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of such Person.

“Software” means, in any form or format, any and all (i) computer programs and software of any kind, including applications, mobile apps, libraries, tools, scripts, middleware, firmware, application programming interfaces (APIs), user interfaces and other interfaces, applets assemblers, compilers, utilities, diagnostics, embedded systems, and any and all software implementations of algorithms, processes, models and methodologies, in each case, whether in source code, interpreted code, object code or executable code, (ii) databases, compilations, and computations (including any data and collections of data), whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all programmer and user documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a breach of Section 6.2 that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the conditionality and likelihood of consummation of such proposal on the terms proposed and the Person making the proposal) that the Company Board considers in good faith to be appropriate, is (i) more favorable to the stockholders of the Company from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (ii) reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

74

“Tax Return” means all returns, declarations, reports, claims for refund, information returns, documents, forms, elections, certificates, and statements or similar or analogous information filed or required to be filed in respect of any Taxes, including any schedules, supplements, attachments and additional supporting materials with respect thereto, and including any amendment to any of the foregoing.

“Taxes” means any and all income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, goods and services, universal service, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, personal, tangible or intangible), lease, employer, health, workers’ compensation, net worth, environmental or windfall profit tax, excessive payment, excessive credit transfer, customs, duties, levies, fees, imposts, as well as obligations for unclaimed property or under escheat law or other tax or like assessment or charge imposed by a Governmental Entity, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) and including liability for the payment of any such amounts as a result of (i) being a member of an affiliated, consolidated, combined, unitary or aggregate (or similar or analogous) group, or (ii) being a party to any Tax sharing, Tax allocation, Tax matters or Tax receivable agreement (or other similar or analogous agreement, express or implied) or joint, several, transferee or successor liability, operation of Law, or otherwise.

“Willful and Material Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

401(k) Plans.	6.16
Acceptable Confidentiality Agreement	6.2(a)
Acceptance Time	1.1(c)
Action	4.10
Adverse Recommendation Change	6.2(b)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Antitrust Claim	8.3(e)
Antitrust Damages	8.3(e)
Book-Entry Shares	3.3(b)
Cash Consideration	Recitals
Certificate of Merger	2.3

75

Certificates	3.3(b)
Certificated Shares	3.3(b)
Closing	2.2
Closing Date	2.2
COBRA	4.12(c)(vii)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Indemnified Persons	6.8(a)
Company Parties	8.3(e)
Company Plan	4.12(a)
Company Preferred Stock	4.2(a)
Company Registered IP	4.19(a)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Confidentiality Agreement	6.3
Contingent-In-the-Money Option	3.2(b)
Continuing Employee	6.15
Contract	4.5(a)
CVR	Recitals
CVR Agreement	Recitals
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Shares	3.6
Effective Time	2.3
Environmental Law	4.14(b)
ERISA	4.12(a)
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expiration Date	1.1(b)
Extension Deadline	1.1(b)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substance	4.14(c)
HHS-OIG	4.21(g)(v)
IHCTOA	4.21(f)
Initial Expiration Date	1.1(b)
In-the-Money Option	3.2(a)
IP Corrections	6.17
IPO Date	4.6(a)
IRS	4.12(a)
Latest Balance Sheet Date	4.7
Law	4.5(a)

76

Leased Real Property	4.18(b)
Licensed IP	4.19(b)
Liens	4.2(a)
Material Contract	4.16(a)
Measurement Date	4.2(a)
Merger	Recitals
Merger Sub	Preamble
Nasdaq	1.1(b)
New Plans	6.15
Non-U.S. Benefit Plan	4.12(c)(viii)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Consideration	Recitals
Offer Documents	1.2
Offer to Purchase	1.2
Out-of-the-Money Option	3.2(c)
Outside Date	1.1(b)
Parent	Preamble
Paying Agent	3.3(a)
Payment Fund	3.3(a)
PBGC	4.12(c)(iv)
Pension Plan	4.12(b)
Permits	4.11
PPP Lender	4.30
PPP Loan	4.30
Real Property Lease	4.18(c)
Regulated Product	4.21(a)
Related Party	4.25
Release	4.14(d)
Reverse Termination Fee	8.3(d)
Rights Agent	Recitals
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	4.5(b)
Security Incident	4.20(e)
Shares	Recitals
Stockholder List Date	1.3(c)
Support Agreements	Recitals
Surviving Corporation	2.1
Takeover Laws	4.22
Termination Fee	8.3(b)
Top Suppliers	4.27
WARN Act	4.13(d)

77

Section 9.4        Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit, Schedule or Annex such reference shall be to a Section, Article, Exhibit, Schedule or Annex of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Dates and times shall be measured by and refer to New York City time.

Section 9.5        Entire Agreement. This Agreement (including the Exhibits and schedules hereto), the Company Disclosure Letter, the Support Agreements, the CVR Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6        No Third Party Beneficiaries.

(a)        Except (i) for the provisions of (A) Article I (which, from and after the Acceptance Time, shall be for the benefit of holders of Shares who have validly tendered (and not validly withdrawn) such Shares pursuant to the Offer), (B) Article III (which, from and after the Effective Time, shall be for the benefit of holders of Shares, Company Stock Options, Company RSUs, and Company Warrants) and (C) Section 6.8 (which, from and after the Effective Time, shall be for the benefit of the Company Indemnified Persons) and (ii) unless the Effective Time shall have occurred, for the right of the Company, on behalf of its stockholders, to pursue damages in the event of a Willful and Material Breach of this Agreement by Parent or Merger Sub, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b)        The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

78

Section 9.7        Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8        Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment, provided, however, that no such assignment to Parent or any of its Affiliates shall relieve Parent or Merger Sub of any of their obligations under this Agreement or adversely affect the Company or the holders of Shares, or (b) without limiting the foregoing, after the Effective Time, to any Person that acquires the Company (or all or substantially all of the business currently conducted by the Company), provided, that such assignee assumes Parent’s and Merger Sub’s obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

79

Section 9.10        Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11        Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 9.13        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.15        Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

80

Section 9.16        No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

81

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine Rothblatt
Name: Martine Rothblatt
Title: Chairperson and Chief Executive Officer

MORPHEUS SUBSIDIARY INC.

By:	/s/ Martine Rothblatt
Name: Martine Rothblatt
Title: Chief Executive Officer

MIROMATRIX MEDICAL INC.

By:	/s/ Jeffrey Ross
Name: Jeffrey Ross
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

82

ANNEX I

offer Conditions

Notwithstanding any other term of the Offer or the Merger Agreement (as defined below), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)        prior to the Expiration Date, there shall not have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares, if any, then owned by Merger Sub or any of its affiliates (as defined in Section 251(h)(6)), would represent at least a majority of the Shares outstanding (the “Minimum Condition”) (for the avoidance of doubt, for purposes of determining whether the Minimum Condition has been satisfied, Shares tendered into the Offer pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee shall not be considered validly tendered and not withdrawn);

(b)        any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)         any Action by any Governmental Entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the acquisition of, or payment for, any portion of the Shares pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, shall be pending;

(ii)        any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in paragraph (b)(i) above;

(iii)       since the date of the Merger Agreement, any Effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv)

(A)        the Company shall have breached, or failed to perform or comply with, in each case, in any material respect, any of its obligations, covenants or agreements under the Merger Agreement that it is required to perform or comply with at or prior to the Expiration Date;

(B)        (1) the representations and warranties of the Company set forth in Article IV (other than those contained in (A) Sections 4.1(a) and 4.1(b) (Organization, Standing and Power), Section 4.3 (Subsidiaries), Section 4.4 (Authority), Section 4.23 (Section 251(h)), Section 4.22 (State Takeover Statutes), Section 4.28 (Brokers) and Section 4.29 (Opinion of Financial Advisor) (collectively, the “Company Designated Representations”), (B) Section 4.2(a) (Capital Stock), and (C) Section 4.9(a) (Absence of Certain Changes or Events)) shall not be true and correct in all respects, without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification or exception contained therein, as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (2) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Stock) shall not be true and correct in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date); (3) the representations and warranties of the Company set forth in Section 4.9(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the date of the Merger Agreement and as of and as though made on the Expiration Date; or (4) all of the Company Designated Representations shall not be true and correct in all material respects, without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification or exception contained therein, as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for those representations and warranties made as of a specified date, in which case, as of such date); or

(C)        Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, certifying as to the absence of the conditions set forth in the foregoing clauses (A) and (B);

(v)        the Merger Agreement shall have been terminated in accordance with its terms; or

(vi)       if any filing has been made in accordance with this Agreement with a Governmental Entity under any Antitrust Law, any applicable waiting period (and any extension thereof) under any applicable Antitrust Law relating to the Offer, as well as any agreement not to close embodied in a “timing agreement” between the parties hereto and a Governmental Entity, shall not have expired or been terminated, or any approval of a Governmental Entity required under any U.S. federal Antitrust Law (or under any other Antitrust Law where the failure to obtain such approval would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect) shall not have been obtained.

The foregoing conditions (except for the Minimum Condition) are for the sole benefit of Merger Sub and Parent. The foregoing conditions (including the Minimum Condition) may be asserted by Merger Sub or Parent, in whole or in part, at any applicable time, or from time to time, in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer as expressly permitted by the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion, in whole or in part, at any applicable time, or from time to time, in each case, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2

Capitalized terms used in this Annex I and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Annex I is attached (the “Merger Agreement”).

3

EXHIBIT A

FORM OF CVR Agreement

Attached

EXHIBIT A

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [***] (this “Agreement”), is entered into by and between United Therapeutics Corporation, a Delaware public benefit corporation (the “Parent”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Miromatrix Medical Inc., a Delaware corporation (the “Company”), and Morpheus Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 29, 2023 (as amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which Merger Sub (a) has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the Delaware General Corporation Law and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares (other than holders of Excluded Shares and Dissenting Shares) and (b) in the Merger, Parent has agreed to provide to (i) holders of Company RSUs, holders of In-the-Money Options and holders of Contingent In-the-Money Options, in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”) and (ii) Contingent In-the-Money Warrants, in the case of each of clauses (a) and (b), the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR is $1.75 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent hereby agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1          Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 35% of the outstanding CVRs as set forth on the CVR Register.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit” has the meaning set forth in Section 4.5.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Commercially Reasonable Efforts” means, with respect to a task related to the Product, the level of efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that pharmaceutical companies of comparable size and resources as those of Parent and its Affiliates typically devote to product candidates owned or controlled by them of similar potential at a similar stage of development, taking into account their safety, tolerability, efficacy, anticipated approved labeling, their proprietary position (whether by patent, reference product exclusivity or otherwise) and anticipated profitability (including pricing, material supply chain costs and constraints, significant and/or unanticipated shifts regarding payer coverage within its respective therapeutic class and pricing and reimbursement status, but excluding the obligation to pay the Milestone Payment Amounts under this Agreement), the competitiveness of alternative products in the marketplace (including potential new market entrant products), the likelihood of regulatory approval (including the regulatory environment), the geographic market, economic return potential, and other relevant technical, commercial, legal, scientific and/or medical factors. For the avoidance of doubt, and notwithstanding anything herein to the contrary, “Commercially Reasonable Efforts” does not mean that Parent guarantees that the Milestone will be met or that it will be met by a specific date, and “Commercially Reasonable Efforts” does not require Parent to disadvantage any currently available products or products currently under development or which may in the future enter development, including Parent’s other development-stage manufactured organ products, which could potentially compete with the Product.

“Contingent In-the-Money Warrants” means Company Warrants that (a) are outstanding immediately prior to the Effective Time, (b) have an exercise price per Share equal to or greater than the amount of the Cash Consideration and less than the sum of the amount of the Cash Consideration and the maximum amount payable under a CVR and (c) have been amended at or prior to the Effective Time so as to be treated in the same manner as Contingent-In-the-Money Options are treated under Section 3.2(b) of the Merger Agreement, including with respect to the form of consideration that may be payable, if any.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“CVR Expiration Date” means December 31, 2025.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive contingent payments of cash pursuant to the Merger Agreement and this Agreement.

“Developing” or “Develop” shall mean to discover, research or otherwise develop a process or product, including conducting non-clinical, clinical research and development, manufacturing and regulatory activities. When used as a noun, “Development” means any and all activities involved in Developing.

“DTC” means The Depository Trust Company or any successor entity thereto.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Covered Equity Award.

“FDA” means the United States Food and Drug Administration, or any successor agency.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Merger” has the meaning set forth in the Recitals.

“Milestone” means the first implantation of the Product into a living human patient in a clinical trial sponsored by, or on behalf of, Parent, the Company, or their Affiliates, which is conducted under an (a) investigational device exemption approved or considered to be approved by FDA pursuant to FDA regulation, or (b) investigational new drug application that has become effective pursuant to FDA regulation. For clarity, neither an investigator-initiated trial, nor expanded access use pursuant to 21 CFR 312 Subpart I, shall be considered to be a clinical trial sponsored by, or on behalf of, Parent, the Company, or their Affiliates.

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Failure Notice” has the meaning set forth in Section 2.4(b).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $1.75 in cash per CVR, subject to the limitations set forth herein, including in Section 2.4(d).

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice; provided, that such product shall be adjusted as required by Section 2.4(d).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (f) from the account of a participant in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (g) from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant or (h) as provided in Section 2.7; provided, that the term “Permitted Transfer” in respect of a CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement shall be limited to the transfer described in (a), unless Parent permits otherwise.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Product” means the Company’s fully implantable bioengineered kidney product, i.e., the product known as “mirokidney™” or MIRO-003 as of the date hereof, or any improved or modified (but still fully implantable) version thereof.

“Product Spend” means the amount of money spent by the Company, Parent and their Affiliates after the Effective Date with respect to Developing the Product, calculated in accordance with Exhibit PS.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Termination Date” means the earlier to occur of (a) the date on which the Milestone Payment Amounts have been paid in full to all Holders in accordance with the terms of this Agreement or (b) the CVR Expiration Date.

Section 1.2         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars and all payments hereunder shall be made in United States dollars. References to days mean calendar days unless otherwise specified. Unless otherwise defined herein, the terms herein (including in any Exhibits or Schedules) shall have the meaning ascribed to them in the Merger Agreement.

Article II
CONTINGENT VALUE RIGHTS

Section 2.1         CVRs. The CVRs, in the aggregate, represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement and the Merger Agreement. The initial Holders will be the holders of (a) Shares that are tendered and accepted for payment at the Acceptance Time or cancelled as of the Effective Time, in each case, pursuant to the Merger Agreement, (b) the holders of the Contingent In-the-Money Warrants, and (c) the holders of Covered Equity Awards who are entitled to CVRs pursuant to Section 3.2 of the Merger Agreement.

Section 2.2         Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)        The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)        The Rights Agent shall keep a register (the “CVR Register”) for the purpose of identifying the Holders and registering CVRs and Permitted Transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish such payment to any former street name holders of the Shares by sending such payments to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of Equity Award CVRs or CVRs with respect to Contingent In-the-Money Warrants, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Contingent In-the Money Warrants or Covered Equity Awards cancelled in connection with the Merger, as the case may be. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders and the Rights Agent.

(c)        Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its written guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment). All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement and any transfer not duly registered in the CVR Register will be void ab initio.

(d)        A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

(e)        Parent will provide written instructions to the Rights Agent for the distribution of CVRs to Holders as of the close of the Business Day immediately preceding the Effective Time. Subject to the terms and conditions of this Agreement and Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable withholding tax, to each Holder as of the Effective Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4         Payment Procedures; Notices.

(a)        If the Milestone is achieved on or prior to the CVR Expiration Date, then on a date that is within 20 Business Days after such achievement (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment (the “Milestone Achievement Certificate”), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent at least two Business Days prior to such transfer, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount for such Milestone to all Holders in accordance with Section 4.2 (other than amounts due to Holders in respect of Equity Award CVRs).

(b)        If the Milestone is not achieved on or prior to the CVR Expiration Date, then on or before the date that is 20 Business Days after such date, Parent shall deliver to the Rights Agent written notice indicating that the Milestone was not achieved (the “Milestone Failure Notice”) and an Officer’s Certificate certifying the same. The Rights Agent will promptly, and in any event within 10 Business Days of receipt of the Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice.

(c)        The Rights Agent shall promptly, and in any event within 10 Business Days of receipt of a Milestone Notice, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder (other than Holders in respect of Equity Award CVRs) at its registered address a copy of such Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent shall also pay to each Holder (other than Holders in respect of Equity Award CVRs), subject to any applicable withholding Tax, the applicable Milestone Payment Amount, in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the applicable Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to the payment of any Milestone Payment Amount to Holders in respect of Equity Award CVRs, and Parent shall cause payments described in this Section 2.4 with respect to Equity Award CVRs to be paid through payroll of the Surviving Corporation or an appropriate successor as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date) to the applicable holder of Covered Equity Awards in accordance with the Merger Agreement.

(d)        Notwithstanding anything to the contrary herein, with respect to any CVR issued in respect of a Contingent In-the-Money Stock Option or Contingent In-the-Money Warrant, in the event a Milestone Payment is payable hereunder, the Holder of such CVR shall be entitled to receive an amount equal to (i) such Milestone Payment less (ii) the amount by which the exercise price of such Contingent In-the-Money Stock Option or Contingent In-the-Money Warrant per share, as applicable, exceeded the value of the Cash Consideration. For clarity, the Milestone Payment Amount (or any portion thereof) shall not be paid or payable to any Holder of CVRs issued in respect of any Contingent In-the-Money Stock Options or Contingent In-the-Money Warrants unless the aggregate amount of such Milestone Payment Amounts payable to such Holder hereunder with respect to such Contingent In-the-Money Stock Options or Contingent In-the-Money Warrants, as applicable, exceeds the exercise price applicable to such Contingent In-the-Money Stock Options or Contingent In-the-Money Warrants.

(e)        Notwithstanding any other provisions of this Agreement, any portion of the amounts payable pursuant to Section 2.4(c) or 2.4(d) that remains unclaimed as of the date that is one year after the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) shall be delivered to the Surviving Corporation and not disbursed to the Holders, and, thereafter, such Holders shall look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to such cash that may be payable (and without any interest thereon).

(f)         Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any payments delivered to a public official pursuant to any abandoned property, escheat law or other similar Laws. Any Milestone Payment Amounts remaining unclaimed by Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent), free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

Section 2.5         Withholding. Each of Parent, the Rights Agent, the Paying Agent, their respective Affiliates, and/or any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement (including the Surviving Corporation or an applicable successor in the case of payments in respect of Equity Award CVRs) (such Person, the “Withholding Agent”) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required by any law to be deducted and withheld, as may be reasonably determined by such Person, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), the applicable Withholding Agent shall use commercially reasonable efforts to request IRS Form W-9 or applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Milestone Payments paid in respect of each Equity Award CVR shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the Milestone Payment is made (and not upon the receipt of such Equity Award CVR).

Section 2.6         No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)        Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent, any constituent company to the Merger or any of their respective subsidiaries or Affiliates, or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or of any constituent company to the Merger or any of their respective subsidiaries or Affiliates, either at law or in equity. Interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)        The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those expressed in this Agreement and the Merger Agreement.

(c)        Neither Parent and its directors, officers and controlling Persons nor any of Parent’s Affiliates and their respective directors, officers and controlling persons will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

Section 2.7         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in Parent’s sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V.

Article III
THE RIGHTS AGENT

Section 3.1         Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

Section 3.2         Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)        The Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)        Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)        The Rights Agent may engage and consult with counsel of its selection and the Rights Agent shall be held harmless by Parent in accordance with Section 3.2(h) in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the written advice or written opinion of such counsel;

(d)        The permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)        The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)        The Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)        The Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)        Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of counsel in defending Rights Agent against any loss, liability, claim, demands, suits or expense, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)         Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h);

(j)         The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(k)        No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3         Resignation and Removal; Appointment of Successor.

(a)        The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b)        If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)        Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

Article IV
COVENANTS

Section 4.1         List of Holders. Within 20 Business Days after the Effective Time, Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, the names and addresses of the Holders received from the Paying Agent in the Offer, the Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards, the Company. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders.

Section 4.2         Payment of Milestone Payment Amounts. If the Milestone has been achieved in accordance with this Agreement, Parent will, promptly following the delivery of the Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders of CVRs issued in consideration for Shares in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder (other than the Milestone Payment Amounts payable with respect to Equity Award CVRs, which shall be paid in accordance with Section 2.4). For the avoidance of doubt, the Milestone Payment Amounts shall be paid only one time, and the maximum potential amount payable per CVR is $1.75, without interest.

Section 4.3         Efforts. Commencing upon the Effective Time and continuing until the Termination Date, Parent shall use, and shall cause its Affiliates to use, Commercially Reasonable Efforts to achieve the Milestone. Notwithstanding anything herein to the contrary, (a) Parent shall conclusively be deemed to have used Commercially Reasonable Efforts for all purposes hereunder if it, together with its Affiliates, achieves $30,500,000 in aggregate Product Spend between the Effective Time and the CVR Expiration Date; provided, that if the Effective Time occurs after December 31, 2023, the forgoing reference to $30,500,000 shall be deemed to be substituted with an amount equal to (i) $30,500,000 multiplied by (ii) a fraction, the numerator of which is equal to (A) 731, less (B) the number of calendar days between (but not including), December 31, 2023 and the date hereof, and the denominator of which is 731; and (b) for the avoidance of doubt, the failure to achieve such level of Product Spend shall not preclude a finding that Parent otherwise used its Commercially Reasonable Efforts to achieve the Milestone. Without limiting the foregoing, neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment Amounts.

Section 4.4         Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.5         Audit.

(a)        Upon the written request of the Acting Holders provided to Parent within 20 Business Days after the delivery to the Rights Agent of a Milestone Failure Notice (and only if such a notice is delivered), Parent shall permit, and shall cause its controlled Affiliates to permit, an independent certified public accounting firm of nationally recognized standing designated in writing either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent, the Company, the Surviving Corporation or such other Affiliates of Parent as may be reasonably necessary to determine the Product Spend as of the CVR Expiration Date (an “Audit”). Parent shall, and shall cause its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant’s evaluation of the occurrence of the Milestone; provided, that Parent may, and may cause its controlled Affiliates to, redact documents and information not relevant for such evaluation. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to its findings, including its determination with respect to the amount of Product Spend. The fees charged by the Independent Accountant shall be paid by the Parent. The audit rights set forth in this Section 4.5(a) may not be exercised by the Acting Holders more than once.

(b)        Each Person seeking to receive information from Parent in connection with an Audit pursuant to this Section 4.5 shall enter into a confidentiality agreement with Parent and/or its applicable controlled Affiliate satisfactory to Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement; provided, that the Acting Holders may share the result of such Audit with other Holders that have a need to know such information and such other Holders’ respective counsel, in each case, that are subject to a customary obligation of confidentiality with respect to such information.

Article V
AMENDMENTS

Section 5.1         Amendments without Consent of Holders.

(a)        Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders in their capacity as such:

(i)        to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.4;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii)      to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)      as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or any applicable state securities or “blue sky” Laws;

(v)       to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi)      to effect any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)        Without the consent of any Holders, Parent and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.5.

(c)        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(c)).

Section 5.2         Amendments with Consent of Holders.

(a)        In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of Holders of not less than a majority of the outstanding CVRs, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders in their capacity as such.

(b)        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

(c)        Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.

Section 5.3         Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Article VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1         Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to:

United Therapeutics Corporation
1735 Connecticut Avenue N.W.
Washington, DC 20009
Attention: General Counsel
E-mail: legal@unither.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036

Attention:	Stephen Glover; Alexander Orr
E-mail:	siglover@gibsondunn.com;
aorr@gibsondunn.com

If to the Rights Agent, to:

[***]

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

[***]

Attention: [***]

E-mail: [***]

The Rights Agent or Parent may specify a different address or email by giving notice in accordance with this Section 6.1.

Section 6.2         Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

Section 6.3         Limitations on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder, or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, (a) the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable date for payment set forth in Section 2.4, or to commence proceedings for the enforcement of any such payment on or after such date shall not be impaired or affected without the consent of such Holder and such Holder may institute any action or proceeding with respect to such matters and (b) in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent.

Section 6.4         Successors and Assigns.

(a)        This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and assigns, and this Agreement shall not restrict Parent’s, any assignee’s or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person or otherwise directly or indirectly transfer or convey the Product to any Person. Either (i) each of Parent’s successors, assigns or transferees of all or substantially all of Parent’s assets or the Product shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the Milestone Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or (ii) Parent shall agree to remain subject to its obligations hereunder, including payment of the Milestone Payment.

(b)        Any Parent successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.4.

(c)        The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.4 shall be void and of no effect.

Section 6.5         Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties (including the Acting Holders on behalf of themselves and the Holders) and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.6         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, shall apply with respect to any matters relating to the internal affairs of Rights Agent as a New York corporation.

(b)        Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 6.8         Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement, it being understood that the parties need not sign the same counterpart.

Section 6.9         Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date; provided, that if the Milestone has been achieved on or prior to the Termination Date, but the Milestone Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate until such Milestone Payment Amounts have been paid in full in accordance with the terms of this Agreement; provided further, that no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

Section 6.10        Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 6.11       No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of the Parent and the Rights Agent to each other and their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

Section 6.12       Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court or governmental body of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED THERAPEUTICS CORPORATION

By:

Name:

Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title:

[Signature Page to Contingent Value Rights Agreement]

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

MIROMATRIX MEDICAL INC.
(a Delaware corporation)

Article I
NAME

The name of the corporation is Miromatrix Medical Inc. (the “Corporation”).

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

Article V
BOARD OF DIRECTORS

Section 5.1         Number. The number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation.

Section 5.2         Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VI
EXISTENCE

The Corporation shall have perpetual existence.

Article VII
AMENDMENT

Section 7.1        Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2        Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article VIII
LIABILITY OF DIRECTORS AND OFFICERS

Section 8.1        No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 8.2        Amendment or Repeal. Any amendment, repeal or elimination of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

[The remainder of this page has been intentionally left blank.]